As filed with the Securities and Exchange Commission on February 13, 2015
Registration No. ____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Digi Outdoor Media, Inc.
(Exact name of registrant as specified in its charter)

Nevada	6510	47-2560527
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

35332 S.E. Center Street
Snoqualmie, WA 98065
855-321-3444
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Donald MacCord
35332 S.E. Center Street
Snoqualmie, WA 98065
855-321-3444
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James F. Biagi, Jr.
Fifth Avenue Law Group, PLLC
701 5th Avenue, Suite 2800
Seattle, WA  98104-7023
(206) 587-5700, (206) 587-5710 (fax)

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting Company	☑
(Do not check if a smaller reporting Company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to	Amount to be	Offering	Aggregate	Amount of
be Registered	Registered	Price Per Unit	Offering Price	Registration Fee

Shares of common stock issued or issuable pursuant to the Note Purchase and Subordinated Convertible Promissory Notes (1)(2)	9,000,000	$0.50	$4,500,000	$579.60

Total	9,000,000	$0.50	$4,500,000	$579.60

(1)	The shares of our common stock being registered hereunder are being registered for sale by the selling security holders named in the prospectus.

(2)
Pursuant to Rule 457(g) under the Securities Act of 1933, the proposed maximum offering price and the amount of the registration fee have been calculated based on the conversion price of the Subordinated Convertible Promissory Notes held by the selling security holders.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities or the solicitation of an offer to buy these securities in any state in which such offer, solicitation or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 13, 2015

Shares
Common Stock Of

PROSPECTUS

9,000,000 Shares of Common Stock

This prospectus covers the resale by the selling security holders named herein of up to 9,000,000 shares of the Company’s common stock, $.001 par value per share, issued or issuable pursuant to the Note Purchase Agreement and Subordinated Convertible Promissory Notes. The common stock covered by this prospectus will be offered for sale from time to time by the selling security holders identified in this prospectus in accordance with the terms described in the section entitled Plan of Distribution. The Company will not receive any of the proceeds from the sale of the common stock by the selling security holders.

We expect to trade on the OTCQB Exchange under the symbol “__________” starting _________.

Investing in our securities involves a high degree of risk. See the section entitled "Risk Factors" beginning on page __ in this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 13, 2015.

No offers to sell are made, nor are offers sought, to buy these securities in any jurisdiction where the offer or sale is not permitted.

We have not authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus or in any free writing prospectus that we may authorize to be delivered or made available to you. Neither the delivery of this prospectus nor the sale of our common stock means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy the shares of common stock in any circumstances under which the offer or solicitation is unlawful.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors". These and other factors could cause our future performance to differ materially from our assumptions and estimates. See "Special Note Regarding Forward-Looking Statements".

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the "Risk Factors" section of this prospectus and our financial statements and the related notes appearing at the end of this prospectus, before making an investment decision.

As used in this prospectus, unless the context otherwise requires, references to "we," "us," "our," "our company", “the Company”, and "Digi Outdoor" refer to Digi Outdoor Media, Inc.

The Offering

This prospectus covers the resale by the selling security holders named herein of up to 9,000,000 shares of the Company’s common stock, $.001 par value per share, issued or issuable pursuant to the Note Purchase Agreement and Subordinated Convertible Promissory Notes described below. The common stock covered by this prospectus will be offered for sale from time to time by the selling security holders identified in this prospectus in accordance with the terms described in the section entitled Plan of Distribution. The Company will not receive any of the proceeds from the sale of the common stock by the selling security holders.

Past Merger and Acquisition Transactions

The predecessor of Digi Outdoor began as a single member LLC in November 2009. In 2011, it dissolved and re-formed as a wholly owned subsidiary of Digi Outdoor, LLC, which is wholly owned subsidiary of Digi Holdings, LLC. In August 2013, the single member interest was exchanged for 10,000,000 common shares of Digi Outdoor Media, Inc., a Nevada corporation (predecessor Digi Outdoor), in a tax free share-exchange and reorganization. The current Digi Outdoor corporate entity was formed as a Nevada corporation on January 14, 2014, and is the surviving entity of a merger that was effective on August 18, 2014.

On August 18, 2014, predecessor Digi Outdoor consummated a merger agreement (the Merger Agreement) with Placer Creek Mining Company, an Idaho corporation (Placer Creek) and Placer Creek of Nevada, Inc., a Nevada corporation (PC Sub or Surviving Company), a wholly owned subsidiary of Placer Creek formed for the purposes of consummating the Merger Agreement. Pursuant to the terms of the Merger Agreement, predecessor Digi Outdoor, Placer Creek and PC Sub executed and filed Articles of Merger pursuant to the Nevada Revised Statutes, and a Statement of Merger pursuant to the Idaho Code to consummate the Merger.  The company resulting from the Merger was PC Sub, which changed its name to retain that of  predecessor Digi Outdoor, Digi Outdoor Media, Inc., as well as the  business of predecessor Digi Outdoor, and the existence of both of the predecessor companies (predecessor Digi Outdoor and Placer Creek) ceased. Under the Merger Agreement, Placer Creek divested all of its assets to Placer Creek Asset Management (PCAM), a wholly owned subsidiary of Placer Creek, and PCAM distributed all of its shares to the existing shareholders of Placer Creek, immediately prior to and as part of the Merger Agreement. In addition, as part of the Merger Agreement and as consideration for various loans between Placer Creek and predecessor Digi Outdoor, Placer Creek shareholders received shares of the Surviving Company.

Pursuant to the Merger Agreement, the predecessor Digi Outdoor agreed to exchange the outstanding common stock of  predecessor Digi Outdoor held by predecessor Digi Outdoor shareholders for shares of common stock of the Surviving Company. At the Closing, all outstanding shares of predecessor Digi Outdoor’s common stock were canceled and exchanged into 9,000,000 shares of the Surviving Company, and all outstanding shares of Placer Creek common stock were exchanged for 1,000,476 new shares of the Surviving Company’s common stock, par value of $0.001 per share. At the closing of the merger on August 18, 2014, the Surviving Company (now renamed Digi Outdoor Media, Inc.) had 10,000,476 shares of common stock issued and outstanding and no preferred stock.

As a result of the Merger Agreement, the  officers and directors of predecessor Digi Outdoor became the officers and directors of the Company. The nature of the business is that of predecessor Digi Outdoor. All historical financial information is that of predecessor Digi Outdoor. Our fiscal year ends December 31. The merger is being treated as a reverse merger for accounting purposes. For earnings per share information, we have retroactively restated the outstanding shares for weighted average shares used in the basic and diluted per share calculations for all periods presented as a result of the merger. Therefore, basic and diluted weighted outstanding shares for earnings per share calculations is 10,000,000 shares.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We incurred net losses of $1,297,152 and $390,213 for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively. Our net cash used in operating activities was $819,553 and $325,278 for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively.

We anticipates that we will record losses from operations for the foreseeable future. As of September 30, 2014, our accumulated deficit was $1,720,420.  We have limited capital resources, and operations to date have been funded with the proceeds from debt financings. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by our independent registered public accounting firm relating to our financial statements for the year ended December 31, 2013 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.

We anticipate that it will need to raise at least $11,900,000 in this next round of financing or joint ventures in order to fully implement our business plan, including building out our digital signage network, purchasing and installing the signs, marketing and sales, securing advertising customers and contracts, and hiring additional staff.  Continuation of the Company as a going concern is dependent upon obtaining additional working capital.

The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Note Purchase Agreement and Subordinated Convertible Promissory Notes

We sold unsecured Subordinated Convertible Promissory Notes in the aggregate principal amount of $4,500,000 between March 26, 2013 and November 14, 2014 (the “Notes”).  The Notes accrue simple interest on the unpaid principal balance at the rate of 25% per annum.  All unpaid principal, together with all accrued and unpaid interest on the Notes, will be due and payable in full two years from the dates of issuance unless the Notes are earlier converted into our equity securities. As of February 13, 2015, Notes in the aggregate principal amount of $4,173,500 had been converted into 8,347,000 shares of our common stock, leaving Notes in the aggregate principal amount of $326,500 outstanding.

In lieu of fixed monthly principal or interest payments on the Notes, commencing with the 13th month following the date of issuance of the Notes and unless and until the principal on an outstanding Note is converted into our common stock for the remaining $326,500 of outstanding Notes, we are required  to pay the remaining Note holders  of unconverted Notes, on a pro rata basis, an aggregate amount equal to 50% of our Net Revenues each month until the principal and interest of the unconverted Notes is repaid in full. Net Revenues means the net cash flow from operations available for distribution after payment of all senior debt service payments, lease payments, operating costs, and reserves. To date, the Company has had no Net Revenues, as defined.

The Notes are unsecured obligations and  are subordinated in right of payment to the prior payment in full of any current and future senior indebtedness of the Company.  Senior indebtedness includes our debt to banks, commercial finance lenders, leasing or equipment financing institutions, or other lending institutions regularly engaged in the business of lending money (but excluding venture capital and investment banking institutions). There is no provision for automatic conversion of the Notes; the Notes are convertible into our common stock at the option of the Note holder at any time.

If a Note holder elects to convert his/her Note, the conversion amount of the Note is equal to 150% of the original principal amount of the Note less the aggregate amount of any payments of interest and Net Revenues received by the Note holder, and the conversion price is equal to the greater of: (i) $0.75 per share, or (ii) 75% of the per share offering price set in the Company’s most recent equity financing, if any.

It is the common stock from the conversion of these Notes (including any conversion of the remaining Notes) that is covered by this offering as further described below.

Bridge Loan Agreements with Rapture Holdings LLC

On December 1, 2014, we entered into a Bridge Loan, Pledge and Security and Promissory Note Agreements with Rapture Holdings LLC, a Washington limited liability company affiliated with Cooper DuBois, whereby we borrowed $600,000. On December 2, 2014, we borrowed an additional $300,000 from Rapture Holdings. We issued 200,000 shares of common stock to Rapture Holdings for entering into the Bridge Loan Agreement. The proceeds were used for working capital.

The Notes issued under these loans from Rapture Holdings provide for interest at 12% and are due six months from the date of each Note.  The due date can be extended for an additional ninety days in exchange for issuing an additional 100,000 shares of common stock.

Three executives or directors of the Company provided a guarantee and security interest in a total of 1,800,000 shares of our common stock to secure payment of the Notes and interest. In addition, Donald MacCord personally guaranteed the Bridge Loan Agreement and related Notes.

Additional Bridge Financing with Other Investors

On February 3, 2015, we began offering additional Promissory Notes to accredited investors as part of an additional bridge financing, under which we expect to borrow up to $1,000,000. We expect to issue up to 222,220 shares of common stock to the accredited investors for entering into these bridge financing notes. The bridge financing notes are not collateralized. This offering is expected to continue until March 31, 2015.

These bridge financing  notes provide for interest at 12% and are due six months from the date of each Note.  The due date can be extended an additional six months by paying 1% of the unpaid principal amount of each bridge financing note as an extension fee.

As of the date hereof, the Company has borrowed zero dollars under this bridge financing.

Overview

Digi Outdoor Media, Inc. is a Nevada Corporation that is actively seeking financing in order to construct a lucrative digital advertising network, initially in a top fifteen United States metropolitan market and expanding to other markets. This network of high-end digital displays will advertise and showcase products and services for our advertising clients. The first step is expected to be  the installation, operation and management of approximately 150 digital indoor and outdoor third party advertising signs on over 40 locations in this top fifteen metropolitan market.

As of January 31, 2015, we had cash of approximately $20,000. In addition, we have convertible notes payable of $326,500 and $900,000 in principal payable on the bridge loans with Rapture Holdings. As of January 31, 2015, we have sourced capital of approximately $5,500,000 to enter a top fifteen advertising market in the United States. The sourced capital has been deployed as follows:

Since 2013, we have expended approximately $3,500,000 on on pre-construction of numerous digital sign sites  as we began to develop a network of high-end digital displays that will advertise and showcase products and services for advertising clients in one of the most sought after markets in the United States. We have deployed these dollars on permitting, engineering, inspections, and electrical and structural construction, and on lease deposits.  We have numerous leased sites ready for the next stages of construction, which includes the installation of the digital signs.

The remainder of the raised funds have been spent in the market on  operations, construction management and normal business operations, and on legal, accounting and financing costs associated with the raising of capital and regulatory compliance.

Our Market Opportunity

Our market opportunity is as follows:

●	We expect to develop a large metropolitan digital advertising network in a top fifteen United States metropolitan area, with expansion into other markets;
●	We expect our lease contracts to have at least a 10-year life, with most contracts having a minimum of 20 years, and options to renew these lease agreements;
●
If we are able to implement our business plan, we expect to cause steep barriers to competitive  entry in the initial market by other competitors, based on premier locations that Digi Outdoor is securing;

●	We have sourced reputable, high quality and long durability LED outdoor digital signage;
●
We expect to develop long-term returns on investment and generate sufficient cash to repay the Bridge Loans when due and to pay the remaining Subordinated Convertible Promissory Notes  in the first 18-24 months, as well as repay any additional debt financing necessary to implement our business plan. If we are able to implement our business plan to construct a lucrative digital advertising network in a top fifteen United States metropolitan area, we expect to be an excellent acquisition target.

Our Strategy

Our goal is to develop a network of high-end digital displays which will advertise and showcase products and services for its advertising clients in one of the most sought after markets in the United States, with expansion into other markets. We intend to achieve our goal by implementing the following strategies:

●	Expand our metropolitan digital advertising network in the United States;
●	Develop joint ventures to fund and develop a network of high-end digital displays;
●	Close lease contracts which have at least a 10-year lifespan, with most contracts having a minimum of 20 years, and options to renew these lease agreements;
●	Utilize the steep barriers to competitive entry to limit competition; and
●	Continue to assemble a world-class management team.

Risks That We Face

We are exposed to various risks related to our lack of operating history, our need for additional financing, the sale of significant numbers of our shares and our Bridge Loan Agreements and Subordinated Convertible Promissory Notes. These risks are discussed below in the section titled Risk Factors beginning on page __ of this prospectus.

Our Corporate Information

The predecessor of Digi Outdoor began as a single member LLC in November 2009. In 2011, it dissolved and re-formed as a wholly owned subsidiary of Digi Outdoor, LLC, which is wholly owned subsidiary of Digi Holdings, LLC. In August 2013, the single member interest was exchanged for 10,000,000 common shares of Digi Outdoor Media, Inc., a Nevada corporation, in a tax free share-exchange and reorganization.

The current Digi Outdoor corporate entity was formed as a Nevada corporation on January 14, 2014, and is the surviving entity of a merger that was effective on August 18, 2014.  As part of the merger, both Placer Creek Mining Company (Placer) and Digi Outdoor Media, Inc. (DOM) merged with and into the Company.  The surviving company (formerly named Placer Creek of Nevada, Inc.) changed its name to Digi Outdoor Media, Inc. as of the effective date of the merger. As a result of the merger, there were 10,000,476 shares issued and outstanding (with 9,000,000 of the outstanding shares owned by the former DOM shareholders and 1,000,476 of the outstanding shares owned by the former Placer shareholders).

Our principal executive offices are located at 35332 S.E. Center Street, Snoqualmie, Washington 98025. Our telephone number is 855-321-3444. Our principal website address is located at www.digioutdoor.com. The information contained on, or that can be accessed through, our website is not incorporated into and is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The Company’s Common Stock

We expect to trade on the OTCQB Exchange under the symbol “__________” starting _________.

Summary Financial Information

The following tables set forth a summary of Digi Outdoor Media’s historical financial data as of, and for the period ended on, the dates indicated (the historical data is that of predecessor Digi Outdoor). We have derived the statements of operations data for the years ended December 31, 2013 and 2012 from our audited financial statements included in this prospectus. We have derived the statements of operations data for the nine months ended September 30, 2014 and 2013 and balance sheet data as of September 30, 2014 from our unaudited financial statements appearing elsewhere in this prospectus. The unaudited financial statements have been prepared on a basis consistent with our audited financial statements included in this prospectus and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly state our financial position as of September 30, 2014 and results of operations for the nine months ended September 30, 2014 and 2013. Historical results for any prior period are not necessarily indicative of results to be expected in any future period. You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus and the "Capitalization", "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in this prospectus.

Statements of Operations data:

(in thousands, except for share and per share data)

	Nine Months Ended September 30,		Years Ended December 31,
	2014	2013	2013	2012
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
STATEMENT OF OPERATIONS DATA:
Net revenue	$-	$-	$-	$-
Cost of goods sold	-	-	-	-
Gross profit	-	-	-	-
General and administrative expenses-
Consulting expenses	315	45	195	-
Insurance and benefits	50	9	23	-
Professional fees	246	31	12	-
Travel	160	1	24	23
General and administrative	193	4	79	1
Total general and administrative	964	90	333	24
Operating (loss)	(964)	(90)	(333)	(24)
Other expense (interest expense)	(333)	(3)	(57)	-
Net (loss)	$(1,297)	$(93)	$(390)	$(24)
Net (loss) per share	$(0.13)	$(0.01)	$(0.04)	$(0.00)
Weighted average number of shares	10,000,026	10,000,000	10,000,000	10,000,000

Balance Sheet Data:

(in thousands)

	As of	As of
	September 30, 2014	December 31, 2013
BALANCE SHEET DATA:	(Unaudited)	(Audited)
Total current assets	$28	$3
Total assets	2,715	693
Total current liabilities	2,805	1,065
Total liabilities	4,463	1,115
Stockholder's (deficiency)	(1,749)	(422)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline and you could lose all or part of your investment.

There are certain inherent risks which will have an effect on the Company’s development in the future and the most significant risks and uncertainties known and identified by our management are described below.

Risks Related to Our Business

Our lack of operating history makes it difficult to evaluate our future prospects.

Investment in an early-stage company such as the Company is inherently subject to many risks, and investors should be prepared to withstand a complete loss of their investment.

We were formed as a Nevada corporation on January 14, 2014, and the Company is the surviving entity of a merger that was effective on August 18, 2014.  As part of the merger, both Placer Creek Mining Company (Placer) and Digi Outdoor Media, Inc. (DOM) merged with and into the Company.  The surviving company (formerly named Placer Creek of Nevada, Inc.) changed its name to Digi Outdoor Media, Inc. as of the effective date of the merger.

As a result of the merger, we have acquired all of the assets and assumed all of the debts and liabilities of the two merged entities, Placer and DOM.  Because of our lack of operating history and the limited operations of the two merged entities, our pro forma financial information is of limited value in projecting future results.  Our business and future prospects therefore are difficult to evaluate, and an investor should consider and evaluate the Company’s operating prospects in light of the risks and uncertainties frequently encountered by early-stage companies in intensely competitive markets.  As of the date of this prospectus, we had no revenues and no earnings.

We expect to continue to incur significant costs relating to sales, marketing, and general and administrative expenses.  As a result, we will need to generate significant revenues in order to achieve profitability.  If we are unable to execute our business plan for any reason, amounts invested in the Company or paid for our common stock will likely be entirely lost.

We need substantial additional financing to accomplish our business strategy, which is likely to result in substantial dilution.

We require substantial working capital to fund our business.   We will need to obtain significant additional financing to continue our business.  We anticipate that we will need to raise at least $11,900,000 in this next round of financing or joint ventures (Subsequent Financing) in order to fully implement our business plan, including building out our digital signage network, purchasing and installing the signs, marketing and sales, securing advertising customers and contracts, and hiring additional staff.  We currently have no committed sources of additional capital, and there can be no assurance that any financing arrangements will be available in amounts or on terms acceptable to us, if at all.  If we do not raise at least $11,900,000 in the Subsequent Financing, we will be unable to execute on our business plan.  Our failure to raise the necessary funds in the Subsequent Financing also will impair our ability to repay the our existing debt and any future debt incurred, absent some other means of financing.

If we raise funds in the Subsequent Financing by selling additional shares of stock in the Company, the percentage ownership in the Company of purchasers of shares of common stock in the Company will be substantially diluted.

We also may raise additional capital in the Subsequent Financing by issuing equity securities that are preferred or senior to our existing common shares for purposes of dividend and liquidating distributions, and which may have superior voting rights, all of which will adversely affect the rights and value of our shares of common stock.

We expect to continue to incur significant costs relating to developing and building out our digital signage network, sales, marketing, and general and administrative expenses.  As a result, we will need to generate significant revenues in order to achieve profitability.  Our growth strategy includes increasing our revenues by increasing the number and locations of our digital signs, and securing and increasing our advertising contracts.  If we are unable to increase the size of our digital signage network, our customer base and service volume, we will not achieve profitability and will be unable to execute our business plan.  If this occurs, amounts invested in the Company will likely be entirely lost.

No guarantee of payments on the Notes; subordination; no collateral.

There is no guarantee that we will have sufficient, if any, net revenues, to make the interest payments on the Bridge Loans or remaining outstanding Notes or will have sufficient funds to repay the outstanding principal amounts of the Bridge Loans or Notes, particularly if we are not successful in raising the necessary funds in the Subsequent Financing.  If we default on these debts, holders of these debts will have claims against the Company and its assets that are prior to holders of our common stock and our common stock may prove worthless.

We face significant competition from other companies.

We will face competition from other more established digital signage companies and other media companies.  Current competitors as well as new competitors may be able to develop a larger digital signage network, secure better sign locations, and provide advertising services at the same or a lower cost.  Accordingly, we believe that our success will depend heavily upon our ability to quickly develop and build out our digital signage network and to secure long-term lease agreements for our signs at prime locations before our competitors can do so. We believe that keeping our anticipated market confidential until we are ready and able to build out our initial digital sign network is another a key factor in our success, and while the Company is using its best efforts to do so, there can be no guarantee that we will be able to maintain confidentiality from our competitors while we are raising the necessary capital to complete the build out.

We will be competing with other providers of similar services.  Our current competitors such as Clear Channel Outdoor Holdings Inc., OUTFRONT Media (formerly CBS Outdoor America Inc.), Lamar Advertising Company, and J.C. Decaux North America have longer operating histories, greater name recognition, larger client/customer bases, and greater financial and marketing resources and experience than we do.  In addition, some of our competitors have more diversified operations, such as television, radio, other broadcast media, mobile devices, satellite radio, Internet-based services and direct mail advertising.  These diversified competitors have the advantage of cross-selling complementary advertising products to customers.

The industry competes for advertising revenue along the following dimensions: exposure (the number of “impressions” an advertisement makes), advertising rates (generally measured in cost-per-thousand impressions), ability to target specific demographic groups or geographies, effectiveness, quality of related services (such as advertising copy design and layout), and customer service.  We may be unable to compete successfully along these dimensions, and the competitive pressures that we face could adversely affect its profitability or financial performance.

In order to be competitive, we must respond promptly and effectively to the demands of the marketplace by offering new and improved advertising services, and by continuing to enhance our services as well as our marketing channels.  Increased competition could result in a decrease in use of our services by customers, loss of market share and brand recognition, and a reduction in our prices and/or margins.  We cannot assure you that we will be able to compete successfully against current and future competitors.  Competitive pressures faced by us could have a material adverse effect on our business, operating results and financial condition.

Federal, state and local regulations may adversely affect our business.

Advertising, and in particular, outdoor advertising, is subject to governmental regulation at the federal, state and local levels.  For example, the Highway Beautification Act regulates outdoor advertising on Federal-Aid Primary, Interstate and National Highway Systems’ roads in the United States.  States and municipalities also have adopted regulations that could negatively impact digital outdoor advertising.  Regulations generally restrict the size, spacing, lighting, configuration, and other aspects of advertising structures and pose a significant barrier to entry and expansion in many markets, including our target metropolitan markets.

Digital signs are relatively new and have only recently been introduced into the market on a large scale.  Accordingly, existing regulations that currently do not apply by their terms to digital signs could be revised to impose greater restrictions.  In addition, new regulations could be adopted further restricting, and possibly prohibiting altogether, the installation and operation of outdoor digital signs.  These regulations may impose greater restrictions on digital signs due to alleged concerns over aesthetics or driver safety.  The adoption and implementation of such regulations are outside of our control, and to the extent such regulations prohibit us from locating and installing our digital signs at desirable, high-traffic locations, it could make it extremely difficult or impossible for us to develop and build out our digital signage network, and could have a material adverse impact on the growth of our business, our results of operations, and financial condition.

Our success depends in large part on the continuing efforts of a few individuals and our ability to attract, retain and motivate new personnel to expand our operations.

We depend substantially on the continued services and performance of our founders and other key management personnel, particularly Donald E. MacCord, our President and Chief Executive Officer.  While we have employment agreements with these individuals, the agreements are not long-term and these individuals may not remain with the Company in the future.  The loss of services of any of our founders or other key management personnel could hurt our business, and our financial condition and results of operations could suffer.  Our future success also will depend on our ability to attract, hire, train, retain and motivate other skilled managerial, sales and marketing, and business development personnel.  Competition for such personnel is intense.  If we fail to successfully attract, assimilate and retain a sufficient number of qualified managerial, sales and marketing, business development and administrative personnel, our ability to manage and expand our business could suffer.

Advances and changes in the industry may reduce our profitability.

Adoption of new and superior advertising services, products and technologies could render some of our services and digital signs obsolete, thereby reducing the amount of revenues we receive.  Reduction of revenues could decrease our profitability.  We also may have to expend significant capital resources to deploy new services, products and/or technology to remain competitive.  Our inability to provide access to new and improved services, products, technology and equipment could deter clients from using our services and digital signs.

Our revenues will be affected by general economic conditions and other external events beyond our control.

We intend to sell advertising space on digital signs to generate revenues.  Advertising spending is particularly sensitive to changes in economic conditions, and periods of a slowing economy or recession, or periods of economic uncertainty, may be accompanied by a decrease in advertising.  Additionally, the occurrence of any of the following external events could further depress our revenues: (i) a widespread reallocation of advertising expenditures to other available media by customers of the Company’s digital signs; (ii) a decline in the amount spent on advertising in general or outdoor advertising in particular by companies; (iii) unfavorable shifts in population or other demographics, which may cause us to lose advertising customers as people migrate to markets where we have a smaller (or non-existent) presence, or which may cause advertisers to be willing to pay less in advertising fees if the general population shifts into a less desirable age or geographical demographic from an advertising perspective; and (iv) unfavorable changes in labor conditions, which may impair our ability to operate or require us to spend more to retain and attract key employees.

Tax consequences.

There may be material tax consequences to a subscriber with respect to the acquisition or disposition of the Company’s common stock.  The Company is not offering or giving any opinion or advice on any tax matters, and is not making any representation with respect to the tax consequences, whether material or adverse to a subscriber, under federal, state, or local tax law with respect to the acquisition or disposition of the Company’s common stock.  Each investor should consult with his/her own tax advisor concerning the U.S. federal, state and local tax consequences of an investment in the Company in light of the investor’s particular situation.

Projected expectations may not be met.

No assurance can be given as to the future performance of the Company.  All projected expectations provided by the Company are dependent upon a number of assumptions, which management believes to be reasonable on the basis of the limited information presently known to it.  Investors should recognize that there can be no assurance that the projected expectations will be achieved, and should not place reliance upon the Company's expectations or the underlying expectations.  Investors should be aware that a number of factors could cause the projected expectations to be incorrect or differ materially from actual results.  Such factors may include, without limitation: (i) the ability of the Company to complete the development and marketing of its digital advertising network; (ii) the demand for, and timing of demand for, such advertising signs and services; (iii) competition from other companies; (iv) the Company’s sales and marketing capabilities; (v) the Company’s ability to sell its services and products profitably; (vi) the availability of adequate debt and equity financing; and (vii) general business and economic conditions.

Potential fluctuations in operating results.

Significant annual and quarterly fluctuations in the Company’s results of operations may be caused by, among other factors, the volume of revenues generated by the Company and general economic conditions.

There can be no assurances that the level of revenues and profits, if any, achieved by the Company in any particular fiscal period will not be significantly lower than in other, including comparable, fiscal periods.  The Company’s expense levels are based, in part, on its expectations as to future revenues.

As a result, if future revenues are below expectations, net income or loss may be disproportionately affected by a reduction in revenues, as any corresponding reduction in expenses may not be proportionate to the reduction in revenues.  As a result, the Company believes that period-to-period comparisons of its results of operations may not necessarily be meaningful and should not be relied upon as indications of future performance.

Risk of managing growth.

The Company anticipates growing and expanding its existing operations.  The anticipated growth could place a significant strain on the Company’s management, and operational and financial resources.  Effective management of the anticipated growth will require expanding the Company’s management and financial controls, hiring additional appropriate personnel as required, and developing additional expertise by existing management personnel.  There can be no assurance, however, that these or other measures implemented by the Company will effectively increase the Company’s capabilities to manage such anticipated growth or to do so in a timely and cost-effective manner.  Moreover, management of growth is especially challenging for a company with a limited operating history and limited financial resources, and the failure to effectively manage growth could have a material adverse effect on the Company’s operations.

Absence of merit review.

Investors are cautioned that the Company’s Securities have not been registered under the Securities Act or under any state securities laws.  No state authority has reviewed the accuracy or adequacy of the information contained herein nor has any regulatory authority made a merit review of the shares of common stock covered by this prospectus.  Therefore, investors must recognize that they do not have all the protections afforded by securities laws to register or qualify offerings in states with merit reviews, and must therefore judge for themselves the adequacy of the disclosures and fairness of the pricing and terms of this Offering without benefit of prior merit review by authorities.

We expect to be subject to corporate governance and internal control reporting requirements, and such costs related to compliance with, or our failure to comply with existing and future requirements, could adversely affect our business.

We expect to comply with corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, as well as additional rules and regulations currently in place and that may be subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules, and regulations continue to evolve and may become increasingly stringent in the future. We may be required to include management’s report on internal controls as part of our annual report pursuant to Section 404 of the Sarbanes-Oxley Act. We strive to continuously evaluate and improve our control structure to help ensure that we comply with Section 404 of the Sarbanes-Oxley Act. The financial cost of compliance with these laws, rules, and regulations is expected to remain substantial.

We cannot assure you that we will be able to fully comply with these laws, rules, and regulations that address corporate governance, internal control reporting, and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition, and the value of our securities.

Transfers of our securities may be restricted by virtue of state securities “blue sky” laws, which prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

Transfers of our common stock may be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "blue sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities held by many of our stockholders have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions may prohibit the secondary trading of our common stock. Investors should consider the secondary market for our securities to be a limited one.

We have limited insurance.

We have limited  commercial liability insurance policies. Any significant claims would have a material adverse effect on our business, financial condition and results of operations.

Risks Related to our Common Stock

Our beneficial stockholders and greater than 5% stockholders maintain significant influence over matters submitted to stockholders for approval.

As of February 13, 2015, our principal shareholders and greater than 5% stockholders, in the aggregate, beneficially own shares representing approximately 49.5% of our common stock. Beneficial ownership includes shares over which an individual or entity has investment or voting power and includes shares that could be issued upon the exercise of options and warrants within 60 days after the date of determination. As a result, if these persons were to choose to act together, they would be able to significantly influence all matters submitted to our stockholders for approval, as well as our officers, directors, management and affairs. For example, these persons, if they choose to act together, could significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of us on terms that other stockholders may desire.

If our common stock remains subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

Unless our securities are listed on a national securities exchange, or we have net tangible assets of $5,000,000 or more and our common stock has a market price per share of $5.00 or more, transactions in our common stock will be subject to the SEC's "penny stock" rules. If our common stock remains subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934, or the Exchange Act, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

● make a special written suitability determination for the purchaser;
● receive the purchaser's written agreement to the transaction prior to sale;
● provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks", as well as a purchaser's legal remedies; and
● obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

As a result, if our common stock becomes or remains subject to the penny stock rules, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sale our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

The market price of our common stock may be volatile.

The market price of our common stock is expected to be volatile in the future. Our common stock price may fluctuate in response to factors such as:

●
Announcements by us regarding liquidity, legal proceedings, significant acquisitions, equity investments and divestitures, strategic relationships, addition or loss of significant customers and contracts, capital expenditure commitments, loan, note payable and agreement defaults, and impairment of assets,

●	Issuance of convertible or equity securities for general or merger and acquisition purposes,

●	Issuance or repayment of debt, accounts payable or convertible debt for general or merger and acquisition purposes,

●	Sale of a significant number of shares of our common stock by shareholders,

●	General market and economic conditions,

●	Quarterly variations in our operating results,

●	Investor relation activities,

●	Announcements of technological innovations,

●	New product introductions by us or our competitors,

●	Competitive activities, and

●	Additions or departures of key personnel.

These broad market and industry factors may have a material adverse affect on the market price of our common stock, regardless of our actual operating performance. These factors could have a material adverse affect on our business, financial condition, and/or results of operations.

The sale of a significant number of our shares of common stock could depress the price of our common stock.

Sales or issuances of a large number of shares of common stock in the public market or the perception that sales may occur could cause the market price of our common stock to decline. As of February 13, 2015, there were 18,547,476 shares of our common stock issued and outstanding.  In addition, as of February 13, 2015, there were 653,000 shares issuable on conversion of our outstanding Subordinated Convertible Promissory Notes. Finally, there is a warrant to purchase 50,300 shares of common stock and 100,000 contingent shares. If all common shares were issued, 19,350,776 of our currently authorized 45 million shares of common stock will be issued and outstanding.

Significant shares of common stock are held by our principal shareholders, other Company insiders and other large shareholders. As affiliates as defined under Rule 144 of the Securities Act or Rule 144 of the Company, our principal shareholders, other Company insiders and other large shareholders may only sell their shares of common stock in the public market pursuant to an effective registration statement or in compliance with Rule 144.

Some of the present shareholders have acquired shares at prices from $0.00 to $0.50 per share.

We do not anticipate paying cash dividends on our capital stock in the foreseeable future.

We do not anticipate paying cash dividends on our capital stock. We intend, for the foreseeable future, to retain any future earnings for the development of our business.

Anti-takeover provisions may limit the ability of another party to acquire our company, which could cause our stock price to decline.

Our articles  of incorporation, as amended, our bylaws and Nevada law contain provisions that could discourage, delay or prevent a third party from acquiring our company, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

We may issue preferred stock that could have rights that are preferential to the rights of common stock that could discourage potentially beneficially transactions to our common shareholders.

An issuance of additional shares of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over our common stock and could, upon conversion or otherwise, have all of the rights of our common stock.  Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.  The issuance of preferred stock could impair the voting, dividend and liquidation rights of common stockholders without their approval.

If we were to dissolve or wind-up, holders of our common stock may not receive a liquidation preference.

If we were to wind-up or dissolve the Company and liquidate and distribute our assets, our shareholders would share ratably in our assets only after we satisfy any amounts we owe to our creditors.  If our liquidation or dissolution were attributable to our inability to profitably operate our business, then it is likely that we would have material liabilities at the time of liquidation or dissolution.  Accordingly, we cannot give you any assurance that sufficient assets will remain available after the payment of our creditors to enable you to receive any liquidation distribution with respect to any shares you may hold.

Our history of net losses has raised substantial doubt regarding our ability to continue as a going concern. If we do not continue as a going concern, investors could lose their entire investment.

Our history of net losses has raised substantial doubt about our ability to continue as a going concern, and as a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2013 with respect to this uncertainty. We have no current source of revenue to sustain our activities and we do not expect to generate revenue until, 2015. Accordingly, our ability to continue as a going concern will require us to seek alternative financing to fund our operations. This going concern opinion could materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise. Future reports on our financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that are, or may be deemed, "forward-looking statements." In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes", "estimates", "anticipates", "expects", "plans", "intends", "may", "could", "might", "will", "should", "approximately" or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned exploration activities, our results of operations, financial condition, liquidity, prospects, growth and strategies, the length of time that we will be able to continue to fund our operating expenses and capital expenditures, our expected financing needs and sources of financing, the industry in which we operate and the trends that may affect the industry or us.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and rare earth element market developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus.

You should also read carefully the factors described in the "Risk Factors" section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or for any other reason.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holders. All proceeds from the sale of such securities offered by the selling security holders under this prospectus will be for the account of the selling security holders, as described below in the sections entitled Selling Security Holders and Plan of Distribution. With the exception of any brokerage fees and commissions which are the respective obligations of the selling security holders, we are responsible for the fees, costs and expenses of this registration statement, which includes our legal and accounting fees, printing costs, and filing and other miscellaneous fees and expenses.

PRICE RANGE OF OUR COMMON STOCK

We expect to trade on the OTCQB Exchange under the symbol “__________” starting _________. As of February 13, 2015, there were 18,547,476 shares of common stock outstanding held by approximately 725 stockholders of record. This number does not include beneficial owners whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

DIVIDEND POLICY

We have never paid any cash dividends and intend, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2014:

(in thousands)

As of
September 30, 2014
(Unaudited)
Cash and cash equivalents	$28
Notes payable	3,999
Stockholder's deficit-
Commom shares issued and outstanding at 9/30/14	10
Additional paid in capital	(38)
Accumulated deficit	(1,721)
Total stockholders' deficit	(1,749)

Total capitalization	$(5,748)

You should read this table together with the sections entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

DILUTION

Our  net tangible book value as of September 30, 2014 was ($1,748,750), yielding a per share net tangible book value of $(0.175) per share of common stock. If you purchase shares in this offering from the selling security holders, the net tangible book value of the Company will remain the same, and you will suffer immediate and substantial dilution of approximately $(0.67) per share or 100% (assuming you purchase shares for $0.50 per share).

Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of our common stock after conversions of the debt represented by the Notes into the shares being offered in this offering.

The following table illustrates the per share dilution to investors purchasing shares from selling security holders in the offering, assuming a purchase price of $0.50 per share1:

Assumed public offering price per share		$0.500
Pro forma net tangible book value per share as of September 30, 2014	$(0.175)
Increase in net tangible book value per share attributable to this offering	$0.328
Pro forma as adjusted net tangible book value per share after this offering		$0.153
Amount of dilution in net tangible book value per share to new investors in this offering		$(0.347)

SELECTED FINANCIAL DATA

The following tables set forth a summary of our historical financial data as of, and for the period ended on, the dates indicated. Historical financial data is that of predecessor Digi Outdoor. We have derived the statements of operations data for the years ended December 31, 2013 and 2012 from our audited financial statements included in this prospectus. We have derived the statements of operations data for the nine months ended September 30, 2014 and 2013 and balance sheet data as of September 30, 2014 from our unaudited financial statements appearing elsewhere in this prospectus. The unaudited financial statements have been prepared on a basis consistent with our audited financial statements included in this prospectus and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly state our financial position as of September 30, 2014 and results of operations for the nine months ended September 30, 2014 and 2013. Historical results for any prior period are not necessarily indicative of results to be expected in any future period. You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus and the "Capitalization", "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in this prospectus.

1  The dilution table is based on the net tangible book value as of September 30, 2014.  Assuming as of February 10, 2015 that: (i) all of the $4.5 million in convertible notes sold by the Company are converted into 9,000,000 shares, and (ii) the amount of the additional outstanding debt of the Company is $1.5 million, then as of February 10, 2015 the net tangible book value of the Company would increase to approximately $2,909,250 and the net tangible book value per share would be approximately $0.153.  Therefore, investors purchasing shares from the selling security holders would suffer an immediate dilution of approximately $0.347 per share or 69.4%.

Statements of Operations data:

(in thousands, except for share and per share data)

	Nine Months Ended September 30,		Years Ended December 31,
	2014	2013	2013	2012
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
STATEMENT OF OPERATIONS DATA:
Net revenue	$-	$-	$-	$-
Cost of goods sold	-	-	-	-
Gross profit	-	-	-	-
General and administrative expenses-
Consulting expenses	315	45	195	-
Insurance and benefits	50	9	23	-
Professional fees	246	31	12	-
Travel	160	1	24	23
General and administrative	193	4	79	1
Total general and administrative	964	90	333	24
Operating (loss)	(964)	(90)	(333)	(24)
Other expense (interest expense)	(333)	(3)	(57)	-
Net (loss)	$(1,297)	$(93)	$(390)	$(24)
Net (loss) per share	$(0.13)	$(0.01)	$(0.04)	$(0.00)
Weighted average number of shares	10,000,026	10,000,000	10,000,000	10,000,000

Balance Sheet Data:

(in thousands)

	As of	As of
	September 30, 2014	December 31, 2013
BALANCE SHEET DATA:	(Unaudited)	(Audited)
Total current assets	$28	$3
Total assets	2,715	693
Total current liabilities	2,805	1,065
Total liabilities	4,463	1,115
Stockholder's (deficiency)	(1,749)	(422)

SELLING SECURITY HOLDERS

The following table sets forth the number of shares of our common stock which may be sold by each of the selling security holders pursuant to this prospectus, namely 9,000,000 shares of the Company’s common stock, $.001 par value per share, issued or issuable pursuant to the Note Purchase Agreement and Subordinated Convertible Promissory Notes. The common stock covered by this prospectus may be offered for sale from time to time by the selling security holders identified in this prospectus, at their sole discretion, in accordance with the terms described in the section entitled Plan of Distribution. We do not expect to receive any of the proceeds from the sale of the common stock by the selling security holders.

We are registering these securities in order to permit the selling security holders to dispose of the shares of common stock, or interests therein, from time to time.

The selling security holders may decide to sell all, some, or none of the securities listed below. See the Plan of Distribution.  We cannot provide an estimate of the number of securities that any of the selling security holders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such securities.

The table below lists the selling security holders and other information regarding the beneficial ownership of the shares of common stock by each of the selling security holders. Column B lists the number of shares of common stock beneficially owned by each selling security holder prior to this offering.  Column C lists the shares of common stock and common stock underlying the Notes covered by this prospectus that may be disposed of by each of the selling security holders. Column D lists the number of shares of common stock that will be beneficially owned by the selling security holders assuming all of the shares covered by this prospectus are sold. Column E lists the percentage of shares beneficially owned by each selling security holder after and assuming all of the shares covered by this prospectus are sold.  Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

	Common Stock
	Beneficially	Common Stock		% Beneficial
	Owned Prior to	Beneficially	Common Stock	Ownership
	this	Owned After	Being	After Offering
Name of Selling Shareholder (A)	Offering (B)	Offering (D)	Offered (C)	(E)
Ambraziunas, Cary	16,000	-	16,000	*
Bellitt, Mark	40,000	-	40,000	*
Bickel, David	30,000	-	30,000	*
Bjorklund, James	50,000	-	50,000	*
Boulder Peak LLC (Rusty Seifert)	100,000	-	100,000	*
Bustamante, Randy	30,000	-	30,000	*
Bustamante, Randy IRA	70,000	-	70,000	*
Byers,Timothy	60,000	-	60,000	*
Coghlan, John	322,666	-	322,666	*
Coghlan, Wendy	50,000	-	50,000	*
Colton, Bruce	60,000	-	60,000	*
Crabb, Michael	100,000	-	100,000	*
James Czirr Trust	100,000	-	100,000	*
Datsopoulos, Milton	200,000	-	200,000	*
Dawson, Jay	40,000	-	40,000	*
Dehning, Lance	20,000	-	20,000	*
Delp, Robin	400,000	-	400,000	*
Erickson, Dennis	200,000	-	200,000	*
Franklin, Brian	200,000	-	200,000	*
Franklin, Nat	200,000	-	200,000	*
Genesis Financial (John Coghlan)	300,000	-	300,000	*
Gilkison, Daniel	200,000	-	200,000	*
Green Biofuel LLC (Josh Medley)	70,000	-	70,000	*
Guilford Investments (Kyle Guilford)	400,000	-	400,000	*
Hairless Partners LLC (Michael Huey)	40,000	-	40,000	*

Hecht, Ronald IRA	100,000	-	100,000	*
Herron, Patrick	200,000	-	200,000	*
Herron, Patrick IRA	200,000	-	200,000	*
Jackson, Marcus	50,000	-	50,000	*
Johnson, Daniel	50,000	-	50,000	*
Johnson, Scott	50,000	-	50,000	*
Kauffman, John	100,000	-	100,000	*
Kaul, Scott	40,000	-	40,000	*
Klein, Jerry	50,000	-	50,000	*
Klos, James	330,000	-	330,000	*
Kramer, Joseph	50,000	-	50,000	*
Larsen, James	100,000	-	100,000	*
Lavigne, Ronald	50,000	-	50,000	*
Lohman, Britney	100,000	-	100,000	*
Lohman, Clint	1,016,666	-	1,016,666	*
Lungu, Nick	50,000	-	50,000	*
Manning, Joyce	300,000	-	300,000	*
Martinez Jr, Felix IRA	100,000	-	100,000	*
McKenzie, James	100,000	-	100,000	*
McReynolds, Barbara	20,000	-	20,000	*
Medley, Joshua	20,000	-	20,000	*
Medley, Tasha	40,000	-	40,000	*
Miller, Steve PC PSP	20,000	-	20,000	*
O'Neill, Thomas	20,000	-	20,000	*
Rosa, John	50,000	-	50,000	*
Schweyen, Brian	150,000	-	150,000	*
Securities Partners Ltd (Steve Signer)	20,000	-	20,000	*
Seifert, Thomas Rusty	500,000	-	500,000	*
Sharp, Louis	20,000	-	20,000	*
Sheffels Co (Mark Sheffels)	100,000	-	100,000	*
Sheffels, Mark	120,000	-	120,000	*
Sheffels, Steve	150,000	-	150,000	*
Sherwood, Robert	50,000	-	50,000	*
Skarda, Daniel	20,000	-	20,000	*
Sodorf, G. Wesley	16,668	-	16,668	*
Sodorff, Brian	50,000	-	50,000	*
Tandl Management Co (Tom McCormick)	200,000	-	200,000	*
Torenston, Gale	100,000	-	100,000	*
Tracy, Mark	10,000	-	10,000	*
Triple or Nothing LLC (Roger L. Lothspeich)	220,000	-	220,000	*
Valance, Rob	75,000	-	75,000	*
Vansickle, Joseph	200,000	-	200,000	*
Vansickle, William	200,000	-	200,000	*
Vedullapalli, Ramakrishna	43,000	-	43,000	*
Waatti, Matthew	100,000	-	100,000	*
Wende, Michael IRA	150,000	-	150,000	*
	9,000,000	-	9,000,000	*

PLAN OF DISTRIBUTION

This prospectus covers the resale by the selling security holders named herein of up to 9,000,000 shares of the Company’s common stock, $.001 par value per share, issued or issuable pursuant to the Note Purchase Agreement and Subordinated Convertible Promissory Notes. The common stock covered by this prospectus will be offered for sale from time to time by the selling security holders identified in this prospectus in accordance with the terms described in this section. We do not expect to receive any of the proceeds from the sale of the common stock by the selling security holders.

We are registering up to up to 9,000,000 issued shares of our common stock, $.001 par value per share, issued or issuable pursuant to the Note Purchase Agreement and Subordinated Convertible Promissory Notes in order to permit the resale of these shares of common stock. Although we will not receive any of the proceeds from the sale, as part of the consideration for our receipt of the proceeds from the Notes, we have agreed to pay all fees and expenses incident to our obligation to register these shares of common stock.

We are not aware of any selling security holders having any specific or current plans to sell the securities they acquired.

Our affiliates may sell their stock subject to the Rule 144 limitations on sale by affiliates under that Rule.

Each selling stockholder may decide not to sell any of their respective shares of common stock, or may sell all or a portion of the shares of common stock beneficially owned by them.  The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of any sale of shares, and may sell the shares directly or through one or more broker-dealers or agents.  To the extent that any of the selling stockholder employ broker-dealers or other agents in connection with the sale of their respective shares of stock, such selling stockholder will pay any commissions, discounts or other amounts due to such broker-dealers or agents.  The selling stockholders have not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the sale or distribution of their shares of common stock offered hereby.

A selling stockholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

A selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

-	a combination of any such methods of sale; and

-	any other method permitted by applicable law.

A selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus.  A selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, aselling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  A selling stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  A selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus as supplemented or amended to reflect such transaction.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from these stock sales by the selling stockholders.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

To the extent required, the shares of our common stock to be sold, the names of a selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus as it may be supplemented or amended from time to time available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Digi Outdoor Media, Inc. is a Nevada Corporation that is actively seeking financing in order to construct a lucrative digital advertising network, initially in a top fifteen United States metropolitan markets and expanding to other markets. This network of high-end digital displays will advertise and showcase products and services for our advertising clients. The first step is expected to be the installation, operation and management of approximately 150 digital indoor and outdoor third party advertising signs on over 40 locations in this top fifteen metropolitan market.

As of January 31, 2015, we had cash of approximately $20,000. In addition, we have convertible notes payable of $326,500 and $900,000 in principal payable on the bridge loans with Rapture Holdings. As of January 31, 2015, we have sourced capital of approximately $5,500,000 to enter a top fifteen advertising market in the United States. The sourced capital has been deployed as follows:

Since 2013, we have expended approximately $3,500,000 on on pre-construction of numerous digital sign sites  as we began to develop a network of high-end digital displays that will advertise and showcase products and services for advertising clients in one of the most sought after markets in the United States. We have deployed these dollars on permitting, engineering, inspections, and electrical and structural construction, and on lease deposits.  We have numerous leased sites ready for the next stages of construction, which includes the installation of the digital signs.

The remainder of the raised funds have been spent in the market on  operations, construction management and normal business operations, and on legal, accounting and financing costs associated with the raising of capital and regulatory compliance.

Past Merger and Acquisition Transactions

The predecessor of Digi Outdoor began as a single member LLC in November 2009. In 2011, it dissolved and re-formed as a wholly owned subsidiary of Digi Outdoor, LLC, which is wholly owned subsidiary of Digi Holdings, LLC. In August 2013, the single member interest was exchanged for 10,000,000 common shares of Digi Outdoor Media, Inc., a Nevada corporation (predecessor Digi Outdoor), in a tax free share-exchange and reorganization. The current Digi Outdoor corporate entity was formed as a Nevada corporation on January 14, 2014, and is the surviving entity of a merger that was effective on August 18, 2014.

On August 18, 2014, predecessor Digi Outdoor consummated a merger agreement (the “Merger Agreement”) with Placer Creek Mining Company, an Idaho corporation (Placer Creek) and Placer Creek of Nevada, Inc., a Nevada corporation (PC Sub or Surviving Company), a wholly owned subsidiary of Placer Creek formed for the purposes of consummating the Merger Agreement. Pursuant to the terms of the Merger Agreement, predecessor Digi Outdoor, Placer Creek and PC Sub executed and filed Articles of Merger pursuant to the Nevada Revised Statutes, and a Statement of Merger pursuant to the Idaho Code to consummate the Merger.  The company resulting from the Merger was PC Sub, which changed its name to retain that of  predecessor Digi Outdoor, Digi Outdoor Media, Inc., as well as the  business of predecessor Digi Outdoor, and the existence of both of the predecessor companies (predecessor Digi Outdoor and Placer Creek) ceased. Under the Merger Agreement, Placer Creek divested all of its assets to Placer Creek Asset Management (PCAM), a wholly owned subsidiary of Placer Creek, and PCAM distributed all of its shares to the existing shareholders of Placer Creek, immediately prior to and as part of the Merger Agreement. In addition, as part of the Merger Agreement and as consideration for various loans between Placer Creek and predecessor Digi Outdoor, Placer Creek shareholders received shares of the Surviving Company.

Pursuant to the Merger Agreement, the predecessor Digi Outdoor agreed to exchange the outstanding common stock of  predecessor Digi Outdoor held by predecessor Digi Outdoor shareholders for shares of common stock of the Surviving Company. At the Closing, all outstanding shares of predecessor Digi Outdoor’s common stock were canceled and exchanged into 9,000,000 shares of the Surviving Company, and all outstanding shares of Placer Creek common stock were exchanged for 1,000,476 new shares of the Surviving Company’s common stock, par value of $0.001 per share. At the closing of the merger on August 18, 2014, the Surviving Company (now renamed Digi Outdoor Media, Inc.) had 10,000,476 shares of common stock issued and outstanding and no preferred stock.

As a result of the Merger Agreement, the officers and directors of predecessor Digi Outdoor became the officers and directors of the Company. The nature of the business is that of predecessor Digi Outdoor. All historical financial information is that of predecessor Digi Outdoor. Our fiscal year ends December 31. The merger is being treated as a reverse merger for accounting purposes. For earnings per share information, we have retroactively restated the outstanding shares for weighted average shares used in the basic and diluted per share calculations for all periods presented as a result of the merger. Therefore, basic and diluted weighted outstanding shares for earnings per share calculations is 10,000,000 shares.

We anticipate that we will need to raise at least $11,900,000 in this next round of financing or joint ventures in order to fully implement our business plan, including building out our digital signage network, purchasing and installing the signs, marketing and sales, securing advertising customers and contracts, and hiring additional staff.  Although we are in negotiations with potential joint venture parties, we currently have no committed sources of additional capital, and there can be no assurance that any financing arrangements will be available in amounts or on terms acceptable to us, if at all.  If we do not raise at least $11,900,000 in the Subsequent Financing, we will be unable to execute on its business plan.  If we are unable to obtain at least $6 million in additional financing, we may need to restructure our operations, and divest all or a portion of our business.

Historically, we have financed our operations through the issuance of bridge loans, the issuance of convertible debentures and the sale of common stock.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We incurred net losses of $1,297,152 and $390,213 for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively. Our net cash used in operating activities was $819,553 and $325,278 for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively.

We anticipates that we will record losses from operations for the foreseeable future. As of September 30, 2014, our accumulated deficit was $1,720,420.  We have limited capital resources, and operations to date have been funded with the proceeds from debt financings. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by our independent registered public accounting firm relating to our financial statements for the year ended December 31, 2013 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.

We anticipate that it will need to raise at least $11,900,000 in this next round of financing or joint ventures in order to fully implement our business plan, including building out our digital signage network, purchasing and installing the signs, marketing and sales, securing advertising customers and contracts, and hiring additional staff.  Continuation of the Company as a going concern is dependent upon obtaining additional working capital.

The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Results of Operations

Nine months ended September 30, 2014 Compared to Nine months ended September 30, 2013

The following table presents certain consolidated statement of operations information and presentation of that data as a percentage of change from year-to-year for the periods shown.

(in thousands)

	Nine Months Ended September 30,
	2014	2013	$ Variance	% Variance
	(Unaudited)	(Unaudited)
Net revenue	$-	$-	-	-
Cost of goods sold	-	-	-	-
Gross profit	-	-	-	-
General and administrative expenses-
Consulting expenses	315	45	(270)	-600.0%
Insurance and benefits	50	9	(41)	-455.6%
Professional fees	246	31	(215)	-693.5%
Travel	160	1	(159)	-15900.0%
General and administrative	193	4	(189)	-4725.0%
Total general and administrative	964	90	(874)	-971.1%
Operating (loss)	(964)	(90)	(874)	-971.1%
Other expense (interest expense)	(333)	(3)	(330)	-11000.0%
Net (loss)	$(1,297)	$(93)	$(1,204)	-1294.6%

General and Administrative Expenses

General and administrative expenses for the nine months ended September 30, 2014 and 2013 consisted primarily of expenses related to independent contractors, professional fees, travel, rent, audit, overhead and other general and administrative costs. General and administrative expenses for the nine months ended September 30, 2014 increased $874,000 to $964,000 as compared to $90,000 for the nine months ended September 30, 2013. The increase is related to (i) increased consulting expense of $270,000; (ii) increased insurance and benefits of $41,000; (iii) increased professional fees of $215,000; (iv) increased travel of $159,000; and (v) other increases in general and administrative expenses of $189,000. In 2013, we began to develop a network of high-end digital displays to advertise and showcase products and services for advertising clients in one of the most sought after markets in the United States.  This effort continued and expanded in 2014.

Other Income (Expense)

Interest expense of $333,000 for the nine months ended September 30, 2014 related to interest expense on notes payable and the amortization of loan fees to interest expense.

Net Loss

As a result of the  increased efforts to develop our high-end digital display network and the increases in general and administrative expenses and other expense, the net loss for the nine months ended September 30, 2014, was $1,297,000 as compared to a net loss of $93,000 for the nine months ended September 30, 2013.

Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

The following table presents certain consolidated statement of operations information and presentation of that data as a percentage of change from year-to-year for the periods shown.

(in thousands)

	Years Ended December 31,
	2013	2012	$ Variance	% Variance
	(Audited)	(Audited)
Net revenue	$-	$-	-	-
Cost of goods sold	-	-	-	-
Gross profit	-	-	-	-
General and administrative expenses-
Consulting expenses	195	-	(195)	-100.0%
Insurance and benefits	23	-	(23)	-100.0%
Professional fees	12	-	(12)	-100.0%
Travel	24	23	(1)	-4.3%
General and administrative	79	1	(78)	-7800.0%
Total general and administrative	333	24	(309)	-1287.5%
Operating (loss)	(333)	(24)	(309)	-1287.5%
Other expense (interest expense)	(57)	-	(57)	-100.0%
Net (loss)	$(390)	$(24)	$(366)	-1525.0%

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2013 and 2012 consisted primarily of consisted primarily of expenses related to independent contractors, professional fees, travel, rent, audit, overhead and other general and administrative costs. General and administrative expenses for the year ended December 31, 2013 increased $309,000 to $333,000 as compared to $24,000 for the year ended December 31, 2014. The increase is related to (i) increased consulting expense of $195,000; (ii) increased insurance and benefits of $23,000; (iii) increased professional fees of $12,000; (iv) increased travel of $1,000; and (v) other increases in general and administrative expenses of $78,000. In 2013, we began to develop a network of high-end digital displays to advertise and showcase products and services for advertising clients in one of the most sought after markets in the United States.

Other Income (Expense)

Interest expense of $57,000 for the year ended December 31, 2013 related to interest expense on notes payable and the amortization of loan fees to interest expense.

Net Loss

As a result of the increase in general and administrative expenses and other expense, the net loss for the year ended December 31, 2013, was $390,000 as compared to a net loss of $24,000 for the year ended December 31, 2012. In 2013, we began to develop a network of high-end digital displays will advertise and showcase products and services for advertising clients in one of the most sought after markets in the United States.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

Digi Outdoor Media, Inc. is a Nevada Corporation that is actively seeking financing in order to construct a lucrative digital advertising network in a top fifteen United States metropolitan market. This network of high-end digital displays will advertise and showcase products and services for our advertising clients. The first step is expected to be  the installation, operation and management of approximately 150 digital indoor and outdoor third party advertising signs on over 40 locations in this top fifteen metropolitan market.

As of January 31, 2015, we had cash of approximately $20,000. In addition, we have convertible notes payable of $326,500 and $900,000 in principal payable on the bridge loans with Rapture Holdings. As of January 31, 2015, we have sourced capital of approximately $5,500,000 to enter a top fifteen advertising market in the United States. The sourced capital has been deployed as follows:

Since 2013, we have expended approximately $3,500,000 on on pre-construction of numerous digital sign sites  as we began to develop a network of high-end digital displays that will advertise and showcase products and services for advertising clients in one of the most sought after markets in the United States. We have deployed these dollars on permitting, engineering, inspections, and electrical and structural construction, and on lease deposits.  We have numerous leased sites ready for the next stages of construction, which includes the installation of the digital signs.

The remainder of the raised funds have been spent in the market on  operations, construction management and normal business operations, and on legal, accounting and financing costs associated with the raising of capital and regulatory compliance.

As of September 30, 2014, we had cash of $28,000 and a working capital deficit of $2,778,000. In addition, we had convertible notes payable of $1,658,000. As of December 31, 2013, we had cash of $3,000 and a working capital deficit of $1,062,000. This increase in the working capital deficit was due to construction in process related to constructing various sites and install the electronic signage to be used to execute the our business plan.

We anticipate that we will need to raise at least $11,900,000 in this next round of financing or joint ventures in order to fully implement our business plan, including building out our digital signage network, purchasing and installing the signs, marketing and sales, securing advertising customers and contracts, and hiring additional staff.  We currently have no committed sources of additional capital, and there can be no assurance that any financing arrangements will be available in amounts or on terms acceptable to us, if at all.  If we do not raise at least $11,900,000 in the Subsequent Financing, we will be unable to execute on its business plan.  If we are unable to obtain at least $6 million in additional financing, we may need to restructure our operations, and divest all or a portion of our business.

Historically, we have financed our operations through the issuance of bridge loans, the issuance of convertible debentures and the sale of common stock.

Note Purchase Agreement and Subordinated Convertible Promissory Notes

We sold unsecured Subordinated Convertible Promissory Notes in the aggregate principal amount of $4,500,000 between March 26, 2013 and November 14, 2014 (the “Notes”).  The Notes accrue simple interest on the unpaid principal balance at the rate of 25% per annum.  All unpaid principal, together with all accrued and unpaid interest on the Notes, will be due and payable in full two years from the dates of issuance unless the Notes are earlier converted into our equity securities. As of February 13, 2015, Notes in the aggregate principal amount of $4,173,500 had been converted into 8,347,000 shares of our common stock, leaving Notes in the aggregate principal amount of $326,500 outstanding.

In lieu of fixed monthly principal or interest payments on the Notes, commencing with the 13th month following the date of issuance of the Notes and unless and until the principal on an outstanding Note is converted into our common stock for the remaining $326,500 of outstanding Notes, we are required  to pay the remaining Note holders  of unconverted Notes, on a pro rata basis, an aggregate amount equal to 50% of our Net Revenues each month until the principal and interest of the unconverted Notes is repaid in full. Net Revenues means the net cash flow from operations available for distribution after payment of all senior debt service payments, lease payments, operating costs, and reserves. To date, the Company has had no Net Revenues, as defined.

The Notes are unsecured obligations and  are subordinated in right of payment to the prior payment in full of any current and future senior indebtedness of the Company.  Senior indebtedness includes our debt to banks, commercial finance lenders, leasing or equipment financing institutions, or other lending institutions regularly engaged in the business of lending money (but excluding venture capital and investment banking institutions). There is no provision for automatic conversion of the Notes; the Notes are convertible into our common stock at the option of the Note holder at any time.

If a Note holder elects to convert his/her Note, the conversion amount of the Note is equal to 150% of the original principal amount of the Note less the aggregate amount of any payments of interest and Net Revenues received by the Note holder, and the conversion price is equal to the greater of: (i) $0.75 per share, or (ii) 75% of the per share offering price set in the Company’s most recent equity financing, if any.

Bridge Loan Agreements with Rapture Holdings LLC

On December 1, 2014, we entered into a Bridge Loan, Pledge and Security and Promissory Note Agreements with Rapture Holdings LLC, a Washington LLC affiliated with Cooper DuBois, whereby we borrowed $600,000. On December 2, 2014, we borrowed an additional $300,000. We issued 200,000 shares of common stock to Rapture for entering into the Bridge Loan Agreement. The proceeds were used for working capital.

The Notes issued under these loans provide for interest at 12% and are due six months from the date of each Note.  The due date can be extended an additional ninety days by issuing an additional 100,000 shares of common stock.

Three executives or directors of the Company provided a guarantee and security interest in a total of 1,800,000 shares of our common stock to secure payment of the Notes and interest. In addition, Donald MacCord personally guaranteed the Bridge Loan Agreement and related Notes.

Additional Bridge Financing with Other Investors

On February 3, 2015, we began offering additional Promissory Notes to accredited investors as part of an additional bridge financing, under which we expect to borrow up to $1,000,000. We expect to issue up to 222,220 shares of common stock to the accredited investors for entering into these bridge financing notes. The bridge financing notes are not collateralized. This offering is expected to continue until March 31, 2015.

These bridge financing  notes provide for interest at 12% and are due six months from the date of each Note.  The due date can be extended an additional six months by paying 1% of the unpaid principal amount of each bridge financing note as an extension fee.

As of the date hereof, the Company has borrowed zero dollars under this bridge financing.

Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2014, was $820,000. This amount was primarily related to a net loss of $1,297,000, offset by non-cash expenses related to the amortization of loan fees to interest expense and depreciation of $148,000 and an increase of $400,000 in accounts payable and accrued expenses.

Net cash used in operating activities for the year ended December 31, 2013, was $325,000. This amount was primarily related to a net loss of $390,000 and in increase in other assets of $3,000, offset by $35,000 in non-cash expenses related to the amortization of loan fees to interest expenses and an increase of $33,000 in accounts payable and accrued expenses.

The operating activities for the nine months ended September 30, 2013 and the year ended December 31, 2012 were insignificant.

Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2014 was $1,765,000. This related to additions to construction in process of $1,761,000 for various sites and installing the electronic signage to be used to execute our business plan.

Net cash used in investing activities for the year ended December 31, 2013 was $641,000. This related to construction in process for various sites and installing the electronic signage to be used to execute our business plan.

Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2014 was $2,609,000. This amount related to the proceeds from note payables of $2,801,000, offset by loan fees paid of $192,000.

Net cash provided by financing activities for the year ended December 31, 2013 was $970,000. This amount related to the proceeds from note payables of $1,050,000, offset by loan fees paid of $80,000.

The financing activities for the nine months ended September 30, 2013 and the year ended December 31, 2012 were insignificant.

Our contractual cash obligations as of September 30, 2014 are summarized in the table below:

		Less Than			Greater Than
Contractual Cash Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
Operating leases (1)	$20,250	$20,250	$-	$-	$-
Note payable (2)	3,998,500	3,998,500	-	-	-
Development of our digital advertising network	9,300,000	9,300,000	-	-	-
	$13,318,750	$13,318,750	$-	$-	$-

(1) Excludes leasehold improvements currently under construction are accounted for as construction-in-progress.

(2) As of February 13, 2015, Notes in the aggregate principal amount of $4,173,500 had been converted into 8,347,000 shares of our common stock, leaving Notes in the aggregate principal amount of $326,500 outstanding. The conversions occurred subsequent to September 30, 2014 and up to January 31, 2015. On December 1, 2014, we entered into a Bridge Loan, Pledge and Security and Promissory Note Agreements with Rapture Holdings LLC, a Washington LLC affiliated with Cooper DuBois, whereby we borrowed $600,000. On December 2, 2014, we borrowed an additional $300,000. On February 3, 2015, we began offering additional Promissory Notes as part of an additional bridge financing with accredited investors, under which we expect to borrow up to $1,000,000. We expect to issue up to 222,220 shares of common stock to the accredited investors for entering into the bridge financing notes. The bridge financing notes are not collateralized. This offering is expected to continue until March 31, 2015. As of the date hereof, the Company has borrowed zero dollars under the additional bridge financing notes.

We have budgeted the following expenditures for the fiscal year ended December 31, 2015, depending on additional financing for expenditures for the development of our digital advertising network and for general and administrative expenses and to implement the business plan as described above.

Expenditures	Amount

Development of our digital advertising network-
Lease deposit costs	$300,000
Digital unit costs	6,500,000
Construction management	700,000
Legal, permitting and engineering	400,000
Installation costs	1,400,000
Total development of our digital advertising network	9,300,000
General and administrative expenses	700,000
Repayment of bridge loans	1,900,000
Total	$11,900,000

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

The application of GAAP involves the exercise of varying degrees of judgment. On an ongoing basis, we evaluate our estimates and judgments based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe that of our significant accounting policies (see summary of significant accounting policies more fully described in Note B to the Financial Statements for the quarterly period ended September 30, 2014), the following policies involve a higher degree of judgment and/or complexity:

CONSTRUCTION IN PROGRESS - Leasehold improvements to the Company sign locations currently under construction are accounted for as construction in progress.  Construction in progress is recorded at acquisition cost, including land rights cost, development expenditure, professional fees and the interest expenses capitalized during the course of construction for the purpose of financing the project.  Upon completion and readiness for use of the leasehold improvements, the cost of construction-in-progress is to be transferred to property and equipment, at which time depreciation will commence.

LONG-LIVED ASSETS – The Company reviews its long-lived assets for impairment annually or when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

CONVERTIBLE DEBT - In accordance with Accounting Standards Codification (“ASC”) Topic 470-20, Debt with Conversion and Other Options, conventional convertible debt is a financial instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash.  Conventional convertible debt with a non-detachable conversion feature that does not contain a cash settlement option, and is not accounted for as a derivative, is recorded as a debt instrument in its entirety. The Company has determined that the convertible notes payable meet the criteria for conventional convertible debt and are recorded as debt in their entirety.

Quantitative and Qualitative Disclosure about Market Risk

We have no investments in any market risk sensitive instruments either held for trading purposes or entered into for other than trading purposes.

BUSINESS

Overview

Digi Outdoor Media, Inc. is a Nevada Corporation that is actively seeking financing in order to construct a lucrative digital advertising network, initially in a top fifteen United States metropolitan markets and expanding to other markets. This network of high-end digital displays will advertise and showcase products and services for our advertising clients. The first step is expected to be the installation, operation and management of approximately 150 digital indoor and outdoor third party advertising signs on over 40 locations in this top fifteen metropolitan market.

As of January 31, 2015, we had cash of approximately $20,000. In addition, we have convertible notes payable of $326,500 and $900,000 in principal payable on the bridge loans with Rapture Holdings. As of January 31, 2015, we have sourced capital of approximately $5,500,000 to enter a top fifteen advertising market in the United States. The sourced capital has been deployed as follows:

Since 2013, we have expended approximately $3,500,000 on on pre-construction of numerous digital sign sites  as we began to develop a network of high-end digital displays that will advertise and showcase products and services for advertising clients in one of the most sought after markets in the United States. We have deployed these dollars on permitting, engineering, inspections, and electrical and structural construction, and on lease deposits.  We have numerous leased sites ready for the next stages of construction, which includes the installation of the digital signs.

The remainder of the raised funds have been spent in the market on  operations, construction management and normal business operations, and on legal, accounting and financing costs associated with the raising of capital and regulatory compliance.

Production

We provide creative services to smaller advertisers and to advertisers not represented by advertising agencies. Our creative and production personnel typically develop new designs or adopt copy from other media for us to digitalize for digital copy on displays.  Our creative staff also can assist in the development of marketing presentations, demonstrations and strategies to attract new clients. National advertisers often use preprinted designs that require only installation.

Construction and Operation

We typically own the physical sign structures on which our clients’ advertising copy is displayed.  We build our structures utilizing multiple Asian based suppliers and erect them on sites we lease or for which we have acquired permanent easements.  The site lease terms generally range from one to 20 years.  In addition to the site lease, we must obtain a permit to construct the sign.  Permits are typically issued in perpetuity by the state or local government and typically are transferable or renewable for a minimal, or no fee.  The operational process also includes conducting visual inspections of the inventory for display defects and taking the necessary corrective action within a reasonable period of time.

Example of Outdoor Sign

Example of Indoor Sign

Past Merger and Acquisition Transactions

The predecessor of Digi Outdoor began as a single member LLC in November 2009. In 2011, it dissolved and re-formed as a wholly owned subsidiary of Digi Outdoor, LLC, which is wholly owned subsidiary of Digi Holdings, LLC. In August 2013, the single member interest was exchanged for 10,000,000 common shares of Digi Outdoor Media, Inc., a Nevada corporation (predecessor Digi Outdoor), in a tax free share-exchange and reorganization. The current Digi Outdoor corporate entity was formed as a Nevada corporation on January 14, 2014, and is the surviving entity of a merger that was effective on August 18, 2014.

On August 18, 2014, predecessor Digi Outdoor consummated a merger agreement (the Merger Agreement) with Placer Creek Mining Company, an Idaho corporation (Placer Creek) and Placer Creek of Nevada, Inc., a Nevada corporation (PC Sub or Surviving Company), a wholly owned subsidiary of Placer Creek formed for the purposes of consummating the Merger Agreement. Pursuant to the terms of the Merger Agreement, predecessor Digi Outdoor, Placer Creek and PC Sub executed and filed Articles of Merger pursuant to the Nevada Revised Statutes, and a Statement of Merger pursuant to the Idaho Code to consummate the Merger.  The company resulting from the Merger was PC Sub, which changed its name to retain that of  predecessor Digi Outdoor, Digi Outdoor Media, Inc., as well as the  business of predecessor Digi Outdoor, and the existence of both of the predecessor companies (predecessor Digi Outdoor and Placer Creek) ceased. Under the Merger Agreement, Placer Creek divested all of its assets to Placer Creek Asset Management (PCAM), a wholly owned subsidiary of Placer Creek, and PCAM distributed all of its shares to the existing shareholders of Placer Creek, immediately prior to and as part of the Merger Agreement. In addition, as part of the Merger Agreement and as consideration for various loans between Placer Creek and predecessor Digi Outdoor, Placer Creek shareholders received shares of the Surviving Company.

Pursuant to the Merger Agreement, the predecessor Digi Outdoor agreed to exchange the outstanding common stock of  predecessor Digi Outdoor held by  predecessor Digi Outdoor shareholders for shares of common stock of the Surviving Company. At the Closing, all outstanding shares of predecessor Digi Outdoor’s common stock were canceled and exchanged into 9,000,000 shares of the Surviving Company, and all outstanding shares of Placer Creek common stock were exchanged for 1,000,476 new shares of the Surviving Company’s common stock, par value of $0.001 per share. At the closing of the merger on August 18, 2014, the Surviving Company (now renamed Digi Outdoor Media, Inc.) had 10,000,476 shares of common stock issued and outstanding and no preferred stock.

As a result of the Merger Agreement, the officers and directors of predecessor Digi Outdoor became the officers and directors of the Company. The nature of the business is that of predecessor Digi Outdoor. All historical financial information is that of predecessor Digi Outdoor. Our fiscal year ends December 31. The merger is being treated as a reverse merger for accounting purposes. For earnings per share information, we have retroactively restated the outstanding shares for weighted average shares used in the basic and diluted per share calculations for all periods presented as a result of the merger. Therefore, basic and diluted weighted outstanding shares for earnings per share calculations is 10,000,000 shares.

Our Market Opportunity

Our market opportunity is as follows:

●	We expect to develop a large metropolitan digital advertising network in a top fifteen United States metropolitan area, with expansion into other markets;
●	We expect our lease contracts to have at least a 10-year life, with most contracts having a minimum of 20 years, and options to renew these lease agreements;
●	If we are able to implement our business plan, we expect cause steep barriers to competitive entry in the initial market by other competitors, based on premier locations that Digi Outdoor is securing;
●	We have sourced reputable, high quality and long durability LED outdoor digital signage;
●
We expect to develop long-term returns on investment and generate sufficient cash to repay the Bridge Loans when due and to pay the remaining Subordinated Convertible Promissory Notes  in the first 18-24 months, as well as repay any additional debt financing necessary to implement our business plan.

●	If we are able to implement our business plan construct a lucrative digital advertising network in a top fifteen United States metropolitan area, we expect to be an excellent acquisition target.

Our Strategy

Our goal is to develop a network of high-end digital displays which will advertise and showcase products and services for its advertising clients in one of the most sought after markets in the United States, with expansion into other markets. We intend to achieve our goal by implementing the following strategies:

●	Expand our metropolitan digital advertising network in the United States;
●	Develop joint ventures to fund and develop a network of high-end digital displays;
●	Close lease contracts which have at least a 10-year lifespan, with most contracts having a minimum of 20 years, and options to renew these lease agreements;
●	Utilize the steep barriers to competitive entry to limit competition; and
●	Continue to assemble a world-class management team.

Market Overview

The Digital Out-of-Home (DOOH) media sector is one of the fastest growing advertising segments in the U.S. Furthermore, in 2012 the U.S. was the largest DOOH market among 28 countries reviewed by PQ Media (www.pqmedia.com), a leading provider of global media econometrics, with $2.17 billion in revenues. This sector enables advertisers to engage target consumers in captive locations during their daily routines through video advertising networks, digital billboards and ambient ad platforms. The media platforms are further categorized by various venues and locations, including theaters, retail, offices, entertainment, transit, universities, roadside, and on various objects.

According to PQ Media’s Global Digital Out-of-Home Media Forecast 2013-2017, as the global economy continues to improve, marketers have invested more heavily in DOOH and consequently network operators have invested in more digital screens and environments. PQ Media has projected global Digital Out of Home revenue growth will accelerate in 2013, rising 12.6% to $8.88 billion. Specifically, PQ Media expects the U.S. market to also see accelerated growth in 2013, expanding 8.3% to $2.35 billion.

DOOH will be one of the fastest-growing media around the world over the next five years, according to Magna Global’s latest advertising forecast, with a compounded annual growth rate of 16.9% through 2017, more than three times the overall media average. That puts DOOH behind only mobile, programmatic, and online video, which are estimated to grow at 30.6%, 25% and 20.3% respectively. In contrast, overall growth across all media channels is 5.2%.

DOOH offers the following distinct advantages:

●	Cost-Effective Advertising Medium. Outdoor media provides advertisers with highly cost-effective advertising as measured by cost per thousand persons reached;

●
Broad Audience Reach. According to the Arbitron 2009 In-Car Study, the average American spends about 20 hours in a car per week, a 31% increase since 2003. The captive in-car audience is subject to increasing out-of-home advertiser exposures as time and distance of commutes increase;

●
Valuable Out-of-Home Position. Outdoor advertising reaches potential consumers outside the home, where they are closer to purchase decisions. Many of our billboards are located along major roadways that are highly trafficked and have the potential to direct consumers to nearby businesses;

●
Fragmentation of Other Media. We believe that the proliferation of content and distribution models provides a means for the continued fragmentation of audiences of most traditional media, rendering outdoor advertising more attractive for its mass reach capabilities; and

●
Attractive Long-Term Business Model. While spending on outdoor advertising is, like most media, correlated with the overall economy, we believe the industry holds attractive long term prospects, both domestically and internationally.

Our Competition

We will face competition from other more established digital signage companies and other media companies.  Current competitors as well as new competitors may be able to develop a larger digital signage network, secure better sign locations, and provide advertising services at the same or a lower cost.  Accordingly, we believe that our success will depend heavily upon our ability to quickly develop and build out our digital signage network and to secure long-term lease agreements for our signs at prime locations before our competitors can do so.

We will be competing with other providers of similar services.  Our current competitors such as Clear Channel Outdoor Holdings Inc., OUTFRONT Media (formerly CBS Outdoor America Inc., Lamar Advertising Company, and J.C. Decaux North America have longer operating histories, greater name recognition, larger client/customer bases, and greater financial and marketing resources and experience than we do.  In addition, some of our competitors have more diversified operations, such as television, radio, other broadcast media, mobile devices, satellite radio, Internet-based services and direct mail advertising.  These diversified competitors have the advantage of cross-selling complementary advertising products to customers.

The industry competes for advertising revenue along the following dimensions: exposure (the number of “impressions” an advertisement makes), advertising rates (generally measured in cost-per-thousand impressions), ability to target specific demographic groups or geographies, effectiveness, quality of related services (such as advertising copy design and layout), and customer service.  We may be unable to compete successfully along these dimensions, and the competitive pressures that we face could adversely affect its profitability or financial performance.

In order to be competitive, we must respond promptly and effectively to the demands of the marketplace by offering new and improved advertising services, and by continuing to enhance our services as well as our marketing channels.  Increased competition could result in a decrease in use of our services by customers, loss of market share and brand recognition, and a reduction in our prices and/or margins.

Intellectual Property and Proprietary Rights

We do not have any intellectual property or proprietary rights.

Government Regulation

Advertising, and in particular, outdoor advertising, is subject to governmental regulation at the federal, state and local levels.  For example, the Highway Beautification Act regulates outdoor advertising on Federal-Aid Primary, Interstate and National Highway Systems’ roads in the United States.  States and municipalities also have adopted regulations that could negatively impact digital outdoor advertising.  Regulations generally restrict the size, spacing, lighting, configuration, and other aspects of advertising structures and pose a significant barrier to entry and expansion in many markets, including our target metropolitan markets.

Digital signs are relatively new and have only recently been introduced into the market on a large scale.  Accordingly, existing regulations that currently do not apply by their terms to digital signs could be revised to impose greater restrictions.  In addition, new regulations could be adopted further restricting, and possibly prohibiting altogether, the installation and operation of outdoor digital signs.  These regulations may impose greater restrictions on digital signs due to alleged concerns over aesthetics or driver safety.  The adoption and implementation of such regulations are outside of our control, and to the extent such regulations prohibit us from locating and installing our digital signs at desirable, high-traffic locations, it could make it extremely difficult or impossible for us to develop and build out our digital signage network.

Properties and Operating Leases

We have entered into approximately fourteen long term sign space lease commitments covering 76 (outdoor and indoor) sign sites with third party land owners ranging from 10 to 25 years, and are in negotiations for multiple additional locations. These leases are substantially identical in their terms, and were made in the ordinary course of developing our business. No single lease is expected to be material to our business as a whole.

Payments due under the leases begin upon completion of construction, installation, and turn on of the signs. This is expected in the third quarter of 2015, assuming we are able to obtain the financing we need to complete construction and installation. The rents due under the leases range from 35% to 50% of net monthly revenues of each sign, payable monthly when collected and after we recover the cost of the construction in progress. To date, we have not yet commenced operations, therefore no revenue has been earned or generated. As a result, no amounts are due or accrued related to these agreements.

We do not own or lease any real estate or properties that are materially important to our business. We do expect to expand our offices during 2015.

Employees

As of February 13, 2015, we have four full-time employees and three consultants. None of our employees is subject to a collective bargaining agreement or represented by a trade or labor union. We believe that we have a good relationship with our employees.

Legal Proceedings

We are not currently involved in the disputes and legal proceedings. In addition, as a public company, we are also potentially susceptible to litigation, such as claims asserting violations of securities laws. Any such claims, with or without merit, if not resolved, could be time-consuming and result in costly litigation.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information about our current directors and executive officers:

Name	Age	Director/ Executive Officer

Donald E. MacCord	47	Director, Chief Executive Officer, President and Chairman of the Nominations and Governance Committee

Shannon D. Doyle	47	Director, Chief Financial Officer and Secretary

Dale L. Rasmussen	65	Chairman of the Board and Director (1)

Michael Lavigne *	57	Director and Chairman of the Audit and Compensation Committees (1)

* Independent Director
(1) Member of the Nominations and Governance Committee.

All directors hold office until their successors are duly appointed or until their earlier resignation or removal.

Donald E. MacCord

Donald E. MacCord was appointed the President, Chief Executive Officer and Director of Digi Outdoor Media, Inc., the predecessor of the Company, on August 20, 2013. Mr. MacCord has served as President and CEO and member of Digi Outdoor, LLC, since December 2010.

Previously from 2004 to 2010 Mr. MacCord served as CEO of Fourpoints Communications, LLC, a Washington based outdoor advertising company. Mr. MacCord handled the day-to-day operation of Foupoints Communication’s and was responsible for the development of numerous digital outdoor advertising sites.

Previously from 1998 to 2005 Mr. MacCord Served as CEO of Wall-to-Wall Advertising, Inc., and General Manager of VanWagner/Wall to Wall Advertising, Inc. Mr. MacCord handled the day-to-day operations, political operation and development of multiple east coast and European markets. Mr. MacCord sold and resigned from both of these companies in 2005.

Mr. MacCord attended the University of Oregon and Portland State University. Mr. MacCord has an extensive background in accounting and finance and is continuing his education at the University of Maryland University College.

Mr. MacCord was elected President, Chief Executive Officer and Director based on his significant experience in the outdoor advertising arena, finance and management of growth orientated digital outdoor companies.

Shannon D. Doyle

Shannon D. Doyle was appointed Chief Financial Officer and Director of the predecessor of the Company on August 20, 2013. Mr. Doyle has served as Chief Financial Officer and managing member of Digi Outdoor, LLC since December 2010.

Mr. Doyle is the owner and CEO of S.D. Doyle, Ltd., a CPA firm based in Washington DC which provides tax, accounting and business consulting services. Mr. Doyle has been a licensed CPA since 1991. S.D. Doyle, Ltd. was founded in 1996.

Mr. Doyle also serves on the board of Last 2 Left, LLC which is an internet entertainment company based in Pennsylvania.

Previously from 2004 to 2010 Mr. Doyle served as CFO of Fourpoints Communications, LLC, a Washington based outdoor advertising company. Mr. Doyle also held accounting positions in Maryland as senior manager and principal at Stefanou & Company CPAs from 1992 to 2004, and senior staff at Reznick Group CPAs from 1989 to 1992.

Mr. Doyle holds a BS in Business Administration/Accounting from Georgetown University, and also holds a BS in Computer and Information Science from the University of Maryland.

Mr. Doyle was appointed as a Director based on his significant experience in the outdoor advertising and accounting industries.

Dale L. Rasmussen

Dale L. Rasmussen was appointed Chairman of the Board of Digi Outdoor Media, Inc. the predecessor of the Company, on August 20, 2013.

Mr. Rasmussen was appointed to the Board of Directors of WestMountain Gold, Inc. on October 24, 2012. During his career Mr. Rasmussen has served on the Board of over a dozen private and public companies (Chairman of three). Mr. Rasmussen served as the Chairman of the Board of Quantum Fuel System Technologies Worldwide from 2002 to 2012, as well as being a member of the Board of Directors since 2000.  Mr. Rasmussen was a founding member of the Board of Directors of Fisker Automotive and served as the Chairman of the Board since its formation in November 2007 until February 2010.  Mr. Rasmussen was the Senior Vice President and Secretary of IMPCO Technologies (now Fuel Systems Solutions) from 1989 through 2005, joining the Company in 1984 as Vice President of Finance and Administration and Corporate Secretary.  IMPCO was the parent company of Quantum Technologies, prior to its spin-off in 2002.  While at IMPCO, Mr. Rasmussen’s areas of expertise were Mergers and Acquisitions, Strategic Planning and Investor Relations.  Prior to joining IMPCO, Mr. Rasmussen was a commercial banker for twelve years at two banks, both acquired by Key Bank and U.S. Bank, and was responsible for managing the bank's investment portfolio, branch and corporate development, and served as corporate secretary.  Mr. Rasmussen is a graduate of Western Washington University and is also a graduate of Pacific Coast Banking School, University of Washington.

Mr. Rasmussen was appointed as Chairman of the Board due to his significant board experience and related finance and banking skills.

Michael Lavigne

Michael Lavigne was appointed to the Board of Digi Outdoor Media, Inc. as a result of the merger of Placer Creek Mining Company into Digi Outdoor Media, Inc. on August 18, 2014.

Mr. Lavigne has served as the Chief Executive Officer and a board member of Silver Verde May Mining Company, Inc., the majority shareholder of Placer Creek Mining Company, from December 2008 to the present. Silver Verde May, an exploration stage mining company located in Wallace, Idaho, holds a number of properties in Idaho, Utah and Wyoming. From August 2008, Mr. Lavigne served as a consultant for Golden Eagle Mining Company, which was acquired by Silver Verde May in December 2008. Mr. Lavigne also serves on the board of Mascot Mining which holds properties in Idaho and Montana.

Mr. Lavigne is the owner and Managing Partner of Capital Peak Partners, LLC.  Capital Peak provides consulting services in the area of corporate and business development. Capital Peak Partners was founded in September of 2010.

Mr. Lavigne has served as a board member of WestMountain Gold, Inc. since August 24, 2011. In addition, Mr. Lavigne has served as a board member of Genesis Capital since April 2014.

Previously Mr. Lavigne held a number of positions in the travel and hospitality industry. From November 2006 to July 2008, Mr. Lavigne founded and served as a director and CEO of Travel Services Group. From September 2003 to October 2006, Mr. Lavigne was the COO of Glacier Bay Cruise Lines, an adventure cruise in South East Alaska.  Mr. Lavigne was a director of Coastal Hotel Group, a partner in NorthCoast Hotels and a member of Starwood Hotel’s Leisure Travel Advisory Board.  Also, Mr. Lavigne was the CEO and chairman of Global Leisure, Inc., the parent company of Maupin Tours, Sunmakers, Jet Set North America, Hawaii Leisure and Regency Pacific.

Prior to the travel and hospitality business Mr. Lavigne was involved in the securities and corporate finance business and served as he managing Director of Northwest Capital and Advisory Services and the CEO and chairman of RCL Northwest.  Mr. Lavigne was a board of member of the Spokane Stock Exchange, a registered national securities exchange which listed primarily mining and resources related companies.

Mr. Lavigne has been on a number of community and charitable boards including, The Giving Back Fund, Communities and Schools of Seattle, The Seahawk Academy and the Jacob Green Golf Classic.

Mr. Lavigne received his BA in Accounting from the University of Idaho and a JD from Gonzaga University School of Law.

Mr. Lavigne was appointed as a Director based on his significant board experience.

Board Composition and Appointment of Directors

Our business is managed under the direction of our board of directors. Our board of directors currently consists of four members. Our board of directors conducts its business through meetings of our board of directors and our committees.  The Board was formed in August 2014 with the closing of the merger that was effective on August 18, 2014. The Committees were formed on February 11, 2015. Our board of directors has determined that, of our directors, Mr. Lavigne satisfies the independence requirements of the SEC and the NYSE MKT and is considered an independent director. In making such determinations, our board of directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

There are no family relationships among any of our directors or executive officers.

Communication with our Board of Directors

Our stockholders and other interested parties may communicate with our board of directors by sending written communication in an envelope addressed to "Board of Directors" in care of the Secretary,

Board Committees

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Nominations and Governance Committee, and the Compensation Committee. The Committees were formed on February 13, 2015 by the current board of directors. The Audit and Compensation Committees are comprised solely of a non-employee, independent director. The Nominations and Governance Committee has two management directors.

Audit	Compensation	Nominations and Governance

Michael Lavigne (Chairman)	Michael Lavigne (Chairman)	Donald E. MacCord (Chairman)
Michael Lavigne
Dale L. Rasmussen

Audit Committee

Our board of directors established an audit committee on February 13, 2015. Our audit committee is to provide assistance to the board in fulfilling our responsibilities to our stockholders relating to: (1) maintaining the integrity of our financial reports, including our compliance with legal and regulatory requirements, (2) the independent auditor's qualifications and independence, (3) the performance of our internal audit function in cooperation with the independent auditors, and (4) the preparation of the report required by the rules of the SEC to be included in our annual proxy statement. Our audit committee is directly responsible for the appointment, compensation and oversight of the independent auditors (including the resolution of any disagreements between management and the independent auditors regarding financial reporting), approving in advance all auditing services, and approving in advance all non-audit services provided by the independent auditors. The independent auditors report directly to the committee. In addition, our audit committee is to review our annual and quarterly financial reports in conjunction with the independent auditors and financial management.

Compensation Committee

Our board of directors established a compensation committee on February 13, 2015. Our compensation committee is responsible for: (1) reviewing and approving goals and objectives underlying the compensation of our Chief Executive Officer, or CEO, evaluating the CEO's performance in accordance with those goals and objectives, and determining and approving the CEO's compensation; (2) recommending to the board the compensation of executive officers other than the CEO, subject to board approval; (3) administering any incentive compensation and equity-based plans, subject to board approval; (4) preparing the compensation report required by the rules and regulations of the SEC for inclusion in our annual proxy statement; and (5) periodically reviewing the results of our executive compensation and perquisite programs and making recommendations to the board with respect to annual compensation (salaries, fees and equity) for our executive officers and non-employee directors.

Nominations and Governance Committee

Our board of directors established the nominations and governance committee on February 11, 2015 for the purpose of: (1) assisting the board in identifying individuals qualified to become board members and recommending to the board the nominees for election as directors at the next annual meeting of stockholders; (2) assist the board in determining the size and composition of the board committees; (3) develop and recommend to the board the corporate governance principles applicable to us; and (4) serve in an advisory capacity to the board and the Chairman of the Board on matters of organization, management succession planning, major changes in our organizational and the conduct of board activities.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee.

Involvement in Certain Legal Proceedings

None of our current directors or executive officers has, to the best of our knowledge, during the past ten years:

●	Had any petition under the federal bankruptcy laws or any state insolvency law filed by or against, or had a receiver, fiscal agent, or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time hereof, or any corporation or business association of which he was an executive officer at or within two years before the time hereof;

●	Been convicted in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

●	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

●	Engaging in any type of business practice; or

●	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

●	Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (i) above, or to be associated with persons engaged in any such activity;

●	Been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated; or

●	Been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, where the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

Code of Ethics

We have adopted conduct and ethics standards titled the code of ethics, which is available by request e-mailed to info@digioutdoor.com. These standards were adopted by our board of directors to promote transparency and integrity. The standards apply to our board of directors, executives and employees. Waivers of the requirements of our code of ethics or associated polices with respect to members of our board of directors or executive officers are subject to approval of the full board.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers during the years ended December 31, 2014 and 2013.

					Non-Equity
					Incentive
				Stock	Plan	Option	Other
		Salary	Bonus	Awards	Compensation	Awards	Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($)	($)	($)	($)
Donald E. MacCord (2)	2014	$180,000	$-	$-	$-	$-	$-	$180,000
Chief Executive Officer and Director	2013	$75,000	$-	$-	$-	$-	$-	$75,000

Dale L. Rasmussen (3)	2014	$120,000	$-	$-	$-	$-		$120,000
Chairman of the Board	2013	$50,000	$-	$-	$-	$-		$50,000

Shannon D. Doyle (4)	2014	$120,000	$-	$-	$-	$-		$120,000
Chief Financial Officer and Director	2013	$50,000	$-	$-	$-	$-		$50,000

(1) Reflects the aggregate grant date fair value of stock awards granted during the relevant fiscal year calculated in accordance with FASB ASC Topic 718 as reflected in the terms of the August 12, 2012 Compensation Plan.

(2) Reflects cash compensation of $15,000 per month paid to Donald MacCord starting August 2013.

(3) Reflects cash compensation of $10,000 per month paid to Dale Rasmussen starting August 2013.

(4) Reflects cash compensation of $10,000 per month paid to Shannon Doyle starting August 2013.

Grants of Stock Based Awards in Fiscal Year Ended December 31, 2014

The Board of Directors did not approve grants of stock based awards to the Named Executive Officers during 2014.

Outstanding Equity Awards in Fiscal Year Ended December 31, 2014

The Named Executive Officers had no outstanding equity awards as of December 31, 2014.

Option Exercises and Stock Vested

Our Named Executive Officers did not exercise any stock options during the year ended December 31, 2014.

Pension Benefits

We do not provide any pension benefits.

Nonqualified Deferred Compensation

We do not have a nonqualified deferral program.

Employment and Consulting Agreements

On January 31, 2015, we signed a one year Employment Agreement with Donald E. MacCord. Under the terms of the MacCord Agreement, Mr. MacCord is employed as President and Chief Executive Officer at a salary of $180,000 per year. The MacCord Agreement may be renewed or extended for additional one year periods by the mutual agreement of both parties. Mr. MacCord is eligible for employee benefit programs, including two weeks of vacation per year and medical benefits. Mr. MacCord may resign with thirty days’ notice.

On January 31, 2015, we signed a one year Employment Agreement with Dale L. Rasmussen. Under the terms of the Rasmussen Agreement, Mr. Rasmussen is employed as Chairman at a salary of $120,000 per year. The Rasmussen Agreement may be renewed or extended for additional one year periods by the mutual agreement of both parties. Mr. Rasmussen is eligible for employee benefit programs, including two weeks of vacation per year and medical benefits. Mr. Rasmussen may resign with thirty days’ notice.

On January 31, 2015, we signed a one year Employment Agreement with Shannon D. Doyle. Under the terms of the Doyle Agreement, Mr. Doyle is employed as Chief Financial Officer at a salary of $120,000 per year. The Doyle Agreement may be renewed or extended for additional one year periods by the mutual agreement of both parties. Mr. Doyle is eligible for employee benefit programs, including 2 weeks of vacation per year and medical benefits. Mr. Doyle may resign with thirty days’ notice.

Potential Payments upon Termination or Change in Control

We do not have potential payments upon termination or Change in Control with our Named Executive Officers.

Compensation of Directors

We did not compensate Directors during the year ended December 31, 2014.

We expect to compensate Directors in 2015 to attract and retain qualified candidates to serve on the board. In setting director compensation, we expect to consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill-level required by our members of the board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Merger

The predecessor of Digi Outdoor began as a single member LLC in November 2009. In 2011, it dissolved and re-formed as a wholly owned subsidiary of Digi Outdoor, LLC, which is wholly owned subsidiary of Digi Holdings, LLC. In August 2013, the single member interest was exchanged for 10,000,000 common shares of Digi Outdoor Media, Inc., a Nevada corporation, in a tax free share-exchange and reorganization.

The current Digi Outdoor corporate entity was formed as a Nevada corporation on January 14, 2014, and is the surviving entity of a merger that was effective on August 18, 2014.  As part of the merger, both Placer Creek Mining Company (Placer) and Digi Outdoor Media, Inc. (DOM) merged with and into the Company.  The Company (formerly named Placer Creek of Nevada, Inc.) changed its name to Digi Outdoor Media, Inc. as of the effective date of the merger. As a result of the merger, there were 10,000,476 shares issued and outstanding (with 9,000,000 of the outstanding shares owned by the former DOM shareholders and 1,000,476 of the outstanding shares owned by the former Placer shareholders).

Related Party Transactions

Since January 1, 2012, we have engaged in the following reportable transactions with our directors, executive officers, holders of more than 5% of our voting securities, and affiliates or immediately family members of our directors, executive officers and holders of more than 5% of our voting securities.

Short Term Debt and Merger Transaction

The predecessor of the Company borrowed a total of $1,675,000 from Placer Creek Mining Company, of which a current director of the Company was a director and a beneficial owner of its majority shareholder, Silver Verde May  Mining Company. Placer Creek in turn borrowed $1,823,000 from certain of its shareholders. As a result of the merger transaction consummated on August 18, 2014 that resulted in Digi Outdoor described elsewhere in this prospectus, the shareholders of Placer Creek were issued a total of 1,000,476 shares of Digi Outdoor, and Placer Creek’s creditors became creditors of Digi Outdoor. Following the merger, all of these creditors converted their $1,873,000 of outstanding debt into the $4.5 million Subordinated Convertible Promissory Note offering by the Company.

Shares Beneficially Owned by Officers and Directors

As a result of the merger discussed above, the officers and directors beneficially own the following shares in the Company as of February 13, 2015:

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Directors and Names Executive Officers-
Donald E. MacCord	3,339,529	18.0%
Shannon D. Doyle	1,581,882	8.5%
Dale L. Rasmussen	1,757,647	9.5%
Michael Lavigne	779,400	4.2%
Total Directors and Officers (4 in total)	7,458,458	40.2%

Affiliated Entities

Donald E. MacCord, Shannon D. Doyle and Dale L. Rasmussen own interests, directly or indirectly, in Digi RxR LLC, Digi Urban Northwest LLC, Digi Outdoor LLC and Digi Holding LLC. Digi Urban Northwest LLC owes Rapture Holdings LLC the principal amount of $1,250,000, plus accrued interest, under Amended Promissory Notes due May 15, 2015. Digi Holdings LLC and Donald E. MacCord have guaranteed these Notes.

Indemnification

Our articles of incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law. In addition, we have an Indemnification Agreement with the current Board of Directors.

Policies and Procedures for Related Person Transactions

We have operated under a Code of Conduct since February 11, 2015. Our Code of Conduct requires all employees, officers and directors, without exception, to avoid the engagement in activities or relationships that conflict, or would be perceived to conflict, with our interests.

On February 11, 2015, we adopted a related person transaction policy pursuant to which our executive officers, directors and principal stockholders, including their immediate family members, will not be permitted, subject to certain exceptions, to enter into a related person transaction with us in which the amount involved exceeds $120,000 without the consent of our audit committee or by a majority of our disinterested directors. All of our directors and executive officers will be required to report to our Audit Committee any such related person transaction. In approving or rejecting the proposed transaction, our Audit Committee will satisfy itself that it has been fully informed as to the related person relationship and interest and as to the material factors of the proposed related person transaction and that the related person transaction is fair to us. A copy of our related person transactions policy will be available on our website.

Prior to the adoption of our related person transaction policy, there was a legitimate business reason for all the related person transactions described above and we believe that, where applicable, the terms of the transactions are no less favorable to us than could be obtained from an unrelated person.

Our board of directors reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.

As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of February 13, 2015 by:

●	each director and nominee for director;

●	each person known by us to own beneficially 5% or more of our common stock;

●	each officer named in the summary compensation table elsewhere in this report; and

●	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address of each beneficial owner of more than 5% of common stock is as follows:

We have 18,547,476 shares of common stock outstanding as of February 13, 2015.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Directors and Names Executive Officers-
Donald E. MacCord (1)	3,339,529	18.0%
Shannon D. Doyle (2)	1,581,882	8.5%
Dale L. Rasmussen (3)	1,757,647	9.5%
Michael Lavigne (4)	779,400	4.2%
Total Directors and Officers (4 in total)	7,458,458	40.2%

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage
Greater Than 5% Ownership -
Donald E. MacCord (1)	3,339,529	18.0%
35332 S.E. Center Street
Snoqualmie, WA 98065
Shannon D. Doyle (2)	1,581,882	8.5%
35332 S.E. Center Street
Snoqualmie, WA 98065
Dale L. Rasmussen (3)	1,757,647	9.5%
35332 S.E. Center Street
Snoqualmie, WA 98065
Rapture Holdings LLC/ Cooper Dubois	1,730,000	9.3%
C/O Fifth Avenue Law Group PLLC
701 5th Avenue, Suite 2800
Seattle, WA 98104

(1)
Represents shares of common stock owned by Donald E. MacCord. Mr. MacCord has provided a guarantee and security interest in 900,000 shares of our common stock in conjunction with Bridge Loan Agreements with Rapture Holdings LLC.

(2)
Represents shares of common stock owned by Shannon D. Doyle. Mr. Doyle has provided a guarantee and security interest in 426,316 shares of our common stock in conjunction with Bridge Loan Agreements with Rapture Holdings LLC.

(3)
Represents shares of common stock owned by Dale L. Rasmussen. Mr. Rasmussen has provided a guarantee and security interest in 473,684 shares of our common stock in conjunction with Bridge Loan Agreements with Rapture Holdings LLC.

(4)	Represents shares of common stock beneficially owned by Michael Lavigne as part of the merger where Placer Creek Mining Company and Digi Outdoor Media, Inc. were merged with and into the Company.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and provisions of our articles of incorporation and bylaws are summaries and are qualified by reference to our articles of incorporation and the bylaws. We have filed copies of these documents with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Authorized Capital Stock

We have authorized 50,000,000 shares of capital stock, of which 45,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares of preferred stock, par value $0.001 per share. There are no preferred shares issued and the terms have not been determined.

Capital Stock Issued and Outstanding

As of  February 13, 2015, we have issued and outstanding securities on a fully diluted basis:

●	18,547,476 shares of common stock;
●	a warrant to purchase an aggregate of 50,300 shares of common stock with an expiration date of August 8, 2019 at an exercise prices of $0.70 per share;
●	653,000 shares of common stock to be issued for the conversion of Convertible Notes Payables with expiration dates between 2015 and 2016 at $0.50 per share; and 100,000 shares of contingent shares that may be issued in conjunction with Bridge Loan Agreements with Rapture Holdings LLC.

Voting Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. On all other matters, the affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote is required for approval, unless otherwise provided in our articles of incorporation, bylaws or applicable law. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our articles of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. There are no shares of preferred stock presently outstanding and we have no present plans to issue any shares of preferred stock.

Warrant to Purchase Common Stock

As of February 13, 2015, we have an outstanding warrant to purchase an aggregate of 50,300 shares of common stock at an exercise price of $0.70 per share. The warrant expires August 8, 2019, has a cashless exercise feature and provides for piggyback registration rights. We issued the warrant on August 9, 2014 to Spencer Edwards, Inc. pursuant to an Investment Bank Agreement dated August 20, 2013.

Options to Purchase Common Stock

On February 11, 2015, the Board of Directors  authorized a Stock Incentive Plan whereby a maximum of 3,500,000 shares of the Company’s common stock could be granted in the form of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards.

Dividend Policy

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to use all of our available funds to develop our business. We can give no assurances that we will ever have excess funds available to pay dividends.

Anti-Takeover Provisions

Nevada Revised Statutes

Acquisition of Controlling Interest Statutes.    Nevada's "acquisition of controlling interest" statutes (NRS §78.378 to §78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These "control share" laws provide generally that any person that acquires a "controlling interest" in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares" to which the voting restrictions described above apply. Article XIII of our articles of incorporation currently provides that the provisions of NRS §78.378 to §78.3793 shall not apply to the Company or to an acquisition of a controlling interest in the Company.

Combinations with Interested Stockholders Statutes.    Nevada's "combinations with interested stockholders" statutes (NRS §78.411 to §78.444, inclusive) prohibit certain business "combinations" between certain Nevada corporations and any person deemed to be an "interested stockholder" for two years after the such person first becomes an "interested stockholder" unless (i) the corporation's board of directors approves the combination (or the transaction by which such person becomes an "interested stockholder") in advance, or (ii) the combination is approved by the board of directors and sixty percent of the corporation's voting power not beneficially owned by the interested shareholder, its affiliates and associates. Article XIII of our articles of incorporation provides that the provisions of NRS §78.411 to §78.444 shall not apply to the Company or to a combination with interested stockholders.

Articles of Incorporation and Bylaws Provisions

Our articles of incorporation, as amended, and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, our articles of incorporation and bylaws among other things:

●	permit our board of directors to alter our bylaws without stockholder approval; and
●	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent for our common stock is Columbia Stock Transfer Company located at 1869 E Seltice Way #292

Post Falls, ID 83854. Their telephone number is 208-664-3544.

Jurisdictional Notices

California Residents:  THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE.  THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

Colorado Residents:  THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ARE OFFERED UNDER EXEMPTIONS PROVIDED BY THE SECURITIES ACT AND COLORADO REVISED STATUTES SECTION 11-51-308.  NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR THE COLORADO SECURITIES DIVISION HAS REVIEWED OR APPROVED THIS OFFERING DOCUMENT.

District of Columbia Residents:  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES BUREAU OF THE DISTRICT OF COLUMBIA, NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Idaho Residents:  THE SECURITIES BEING SOLD HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE IDAHO SECURITIES ACT IN RELIANCE UPON EXEMPTION FROM REGISTRATION PURSUANT TO SECTION 30-1435(8) AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED EXCEPT IN TRANSACTION WHICH IS EXEMPT UNDER SAID ACT, OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SAID ACT.

Maryland Residents:  THESE SECURITIES ARE BEING ISSUED PURSUANT TO A CLAIM OF EXEMPTION FROM THE REGISTRATION OR QUALIFICATION PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

Montana Residents:  IN ADDITION TO THE INVESTOR SUITABILITY STANDARDS THAT ARE OTHERWISE APPLICABLE, ANY INVESTOR WHO IS A MONTANA RESIDENT MUST HAVE A NET WORTH (EXCLUSIVE OF HOME FURNISHINGS AND AUTOMOBILES) IN EXCESS OF FIVE (5) TIMES THE AGGREGATE AMOUNT INVESTED BY SUCH INVESTOR IN THE SECURITIES.

Oregon Residents:  IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY A FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

Virginia Residents:  THESE SECURITIES ARE BEING OFFERED IN VIRGINIA PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE VIRGINIA SECURITIES ACT.  THE STATE CORPORATION COMMISSION DOES NOT PASS UPON THE ADEQUACY OR ACCURACY OF THE SECURITY OR THIS OFFERING CIRCULAR OR UPON THE MERITS OF THIS SECURITY OR THIS OFFERING.  THESE SECURITIES ARE NOT INSURED OR GUARANTEED BY ANY STATE OR FEDERAL AGENCY.

Washington Residents: THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND THE WASHINGTON ADMINISTRATOR OF SECURITIES HAS NOT REVIEWED OR RECOMMENDED THE OFFERING OR OFFERING CIRCULAR, AND THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF WASHINGTON, CHAPTER 21.20 RCW, AND, THEREFORE, CANNOT BE RESOLD UNLESS THEY ARE REGISTERED UNDER THE SECURITIES ACT OF 1933 AND THE SECURITIES ACT OF WASHINGTON CHAPTER 21.20 RCW OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the shares of common stock offered hereby is being passed upon for us by Fifth Avenue Law Group, PLLC.

EXPERTS

Hartley Moore Accountancy Corporation, independent registered public accounting firm, has audited our financial statements at December 31, 2013 and 2012, and for the years ended December 31, 2013 and 2012, as set forth in their report which includes an explanatory paragraph relating to our ability to continue as a going concern, included elsewhere in this prospectus. We have included our financial statements in this prospectus and elsewhere in this registration statement in reliance on Hartley Moore Accountancy Corporation, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we are offering to sell. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part at the SEC's public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the registration statement by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC's public reference room. In addition, the SEC maintains a website, which is located at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC's website.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934 and are required to file reports, proxy statements and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.digioutdoor.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on such website is not incorporated by reference and is not a part of this prospectus.

5031 Ulster
Suite 420
Denver, CO 80237

11801 Pierce Street
Second Floor
Riverside, CA 92505

2400 East Katella
Suite 800
Anaheim, CA 92806

(714) 627-2506
www.hmcpa.co

Financial Statements
Periods Ended September 30, 2014 and 2013 (Unaudited), and Years Ended December 31, 2013 and 2012

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders’
Digi Outdoor Media, Inc.,

We have audited the accompanying balance sheets of Digi Outdoor Media, Inc. (the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digi Outdoor Media, Inc. as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company had an accumulated deficit at December 31, 2013 and 2012, recurring net losses, and a working capital deficit at December 31, 2013 and 2012, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hartley Moore Accountancy Corporation
Hartley Moore Accountancy Corporation

Irvine, California
September 24, 2014

DIGI OUTDOOR MEDIA, INC.
BALANCE SHEETS

	September 30,	December 31,
	2014	2013	2012
ASSETS	(Unaudited)	(Audited)	(Audited)

CURRENT ASSETS:
Cash and cash equivalents	$27,507	$3,341	$-
Total current assets	27,507	3,341	-

CONSTRUCTION IN PROGRESS	2,501,438	641,381	-

EQUIPMENT, NET	8,483	-	-

OTHER ASSETS
Loan fees, net	127,082	44,574	-
Other assets	50,000	3,350	-

TOTAL ASSETS	$2,714,510	$692,646	$-

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$317,732	$14,886	$3,961
Related party short-term notes payable	-	1,000,000	-
Short-term notes payable	2,340,500	-	-
Due to related parties	30,076	28,453	28,094
Accrued expenses and other current liabilities	116,952	21,575	-
Total current liabilities	2,805,260	1,064,914	32,055

Convertible notes payable	1,658,000	50,000	-
Total liabilities	4,463,260	1,114,914	32,055

COMMITMENTS AND CONTINGENCIES	-	-	-

STOCKHOLDERS' DEFICIT
Member Units; 0, 0 and 1 unit authorized, respectively; 0, 0, and 1
unit issued and outstanding, respectively	-	-	1
Preferred Stock, $0.001 par value, 5,000,000, 0 and 0 shares authorized
respectively, 0, 0 and 0 shares issued and outstanding, respectively	-	-	-
Common Stock, $0.001 par value; 45,000,000, 100,000,000 and 0 shares authorized respectively; 10,000,476, 10,000,000 and 0 shares
issued and outstanding, respectively	10,000	10,000	-
Additional paid in capital	(38,330)	(9,000)	-
Accumulated deficit	(1,720,420)	(423,268)	(32,056)
Total stockholders' deficit	(1,748,750)	(422,268)	(32,055)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,714,510	$692,646	$-

The accompanying notes are an integral part of these financial statements.

DIGI OUTDOOR MEDIA, INC.
STATEMENTS OF OPERATIONS

	Nine Months Ended,		Years Ended,
	September 30, 2014	September 30, 2013	December 31, 2013	December 31, 2012
	(Unaudited)	(Unaudited)	(Audited)	(Audited)

REVENUE	$-	$-	$-	$-
COST OF SALES	-	-	-	-
GROSS PROFIT	-	-	-	-

OPERATING EXPENSES:
Consulting expenses	315,000	45,000	195,000	-
Insurance and benefits	50,298	9,156	22,502	-
Professional fees	246,287	30,455	12,100	-
Travel	159,951	1,131	24,448	22,808
General and administrative	192,509	4,125	79,041	1,471
Total operating expenses	964,045	89,867	333,091	24,279
OPERATING LOSS	(964,045)	(89,867)	(333,091)	(24,279)

OTHER (EXPENSE):
Amortization of loan fees	(147,856)	(2,143)	(35,426)	-
Interest expense	(185,251)	(384)	(21,575)	-
Other expense	-	(120)	(121)	-
Total other (expense)	(333,107)	(2,647)	(57,122)	-

NET LOSS	$(1,297,152)	$(92,514)	$(390,213)	$(24,279)

NET LOSS PER SHARE	$(0.13)	$(0.01)	$(0.04)	$-

Weighted average number of shares	10,000,026	10,000,000	10,000,000	10,000,000

The accompanying notes are an integral part of these financial statements.

DIGI OUTDOOR MEDIA, INC.
STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY
FOR THE PERIOD FROM JANUARY 1, 2012 TO SEPTEMBER 30, 2014 (UNAUDITED),
AND DECEMBER 31, 2013 AND 2012

	Member Units		Common Stock
	1 Unit		45,000,000 Shares
	Authorized		Authorized,				Total
	No Par Value		$0.001 Par Value		Additional		Stockholders'
	Number of		Number of		Paid in	Accumulated	(Deficit)
	Units	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at January 1, 2012	1	$1	-	$-	$-	$(7,777)	$(7,776)

Net Loss	-	-	-	-	-	(24,279)	(24,279)
Comprehensive loss							(24,279)
Balance at December 31, 2012	1	1	-	-	-	(32,056)	(32,055)

Issuance of shares in exchange for member unit	(1)	(1)	10,000,000	10,000	(9,000)	(999)	-

Net Loss	-	-	-	-	-	(390,213)	(390,213)
Comprehensive loss							(390,213)
Balance at December 31, 2013	-	-	10,000,000	10,000	(9,000)	(423,268)	(422,268)

Issuance of warrants for services	-	-	-	-	24,647	-	24,647
Effect of reverse merger	-	-	476	-	(53,977)	-	(53,977)

Net Loss	-	-	-	-	-	(1,297,152)	(1,297,152)
Comprehensive loss							(1,297,152)
Balance at September 30, 2014 (unaudited)	-	$-	10,000,476	$10,000	$(38,330)	$(1,720,420)	$(1,748,750)

The accompanying notes are an integral part of these financial statements.

DIGI OUTDOOR MEDIA, INC.
STATEMENTS OF CASH FLOWS

	Nine Months Ended,		Years Ended,
	September 30, 2014	September 30, 2013	December 31, 2013	December 31, 2012
	(Unaudited)	(Unaudited)	(Audited)	(Audited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,297,152)	$(92,514)	$(390,213)	$(24,279)
Adjustments to reconcile net loss to net cash (used in)
operating activities:
Amortization of loan fees and depreciation	147,856	2,143	35,426	-
Changes in operating assets and liabilities:
Other assets	(46,650)	-	(3,350)	-
Accounts payable	189,872	41,380	10,925	(2,366)
Due to related parties	1,623	5,078	359	26,645
Accrued expenses	184,898	384	21,575	-
Net cash used in operating activities	(819,553)	(43,529)	(325,278)	-

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to construction in progress	(1,760,833)	(122,640)	(641,381)	-
Additions to equipment	(8,776)	-	-	-
Cash acquired	4,502	-	-	-
Net cash used in investing activities	(1,765,107)	(122,640)	(641,381)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of notes payable	2,800,500	200,000	1,050,000	-
Loan fees paid	(191,674)	(15,000)	(80,000)	-
Net cash provided by financing activities	2,608,826	185,000	970,000	-

Change in cash and cash equivalents	24,166	18,831	3,341	-
Cash and cash equivalents at beginning of period	3,341	-	-	-
Cash and cash equivalents at end of period	$27,507	$18,831	$3,341	$-

Disclosure of non-cash investing and financing activities:
Loan fees accrued in accounts payable	$13,750	$15,000	$-	$-
Construction in progress costs accrued in accounts payable	$99,224	$-	$-	$-
Warrant issued to placement agent included in loan fees	$24,647	$-	$-	$-
Assumption of notes payable from related party in
connection with the reverse merger with related party	$1,823,000	$-	$-	$-
Elimination of related party notes payable in connection
with the reverse merger with related party	$1,675,000	$-	$-	$-
Elimination of accrued interest to related party in connection
with the reverse merger with related party	$89,521	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

DIGI OUTDOOR MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2014 and 2013 (Unaudited), and December 31, 2013 and 2012

1.  ORGANIZATION

Digi Outdoor Media, Inc. (the “Company”) is a business whose planned operations are to be an outdoor digital advertising and media company that engages in leasing of advertising space on its digital sign network to Fortune 500 companies and influential policy groups. The Company is currently constructing various sites to install the electronic signage to be used to execute the Company’s business plan. The signage is to be located in high visibility traffic areas in desirable metropolitan areas attractive to large budget advertisers. The Company employs the latest in technology to provide proactive advertising to reach potential customers based on time, date and message to maximize exposure to the advertisers’ audiences.

During the period ended September 30, 2014 and the years ended December 31, 2013 and 2012, the Company has located various locations and has begun construction of the sites and has identified the vendor to provide the digital signage. The Company is in the process of additional debt money raise to support the completion of the construction, acquire leased property sites, and purchase the required digital signs. The Company’s activities are subject to significant risk and uncertainties, including failing to secure additional debt financing to operationalize the Company’s current locations and digital signs before another company provides similar service in similar locations.

The predecessor of Digi Outdoor began as a single member LLC in November 2009. In 2011, it dissolved and re-formed as a wholly owned subsidiary of Digi Outdoor, LLC, which is wholly owned subsidiary of Digi Holdings, LLC. In August 2013, the single member interest was exchanged for 10,000,000 common shares of Digi Outdoor Media, Inc., a Nevada corporation (predecessor Digi Outdoor), in a tax free share-exchange and reorganization. The current Digi Outdoor corporate entity was formed as a Nevada corporation on January 14, 2014, and is the surviving entity of a merger that was effective on August 18, 2014.

On August 18, 2014, predecessor Digi Outdoor consummated a merger agreement (the Merger Agreement) with Placer Creek Mining Company, an Idaho corporation (Placer Creek) and Placer Creek of Nevada, Inc., a Nevada corporation (PC Sub or Surviving Company), a wholly owned subsidiary of Placer Creek formed for the purposes of consummating the Merger Agreement. Pursuant to the terms of the Merger Agreement, predecessor Digi Outdoor, Placer Creek and PC Sub executed and filed Articles of Merger pursuant to the Nevada Revised Statutes, and a Statement of Merger pursuant to the Idaho Code to consummate the Merger.  The company resulting from the Merger was PC Sub, which changed its name to retain that of  predecessor Digi Outdoor, Digi Outdoor Media, Inc., as well as the  business of predecessor Digi Outdoor, and the existence of both of the predecessor companies (predecessor Digi Outdoor and Placer Creek) ceased. Under the Merger Agreement, Placer Creek divested all of its assets to Placer Creek Asset Management (PCAM), a wholly owned subsidiary of Placer Creek, and PCAM distributed all of its shares to the existing shareholders of Placer Creek, immediately prior to and as part of the Merger Agreement. In addition, as part of the Merger Agreement and as consideration for various loans between Placer Creek and predecessor Digi Outdoor, Placer Creek shareholders received shares of the Surviving Company.

Pursuant to the Merger Agreement, the predecessor Digi Outdoor agreed to exchange the outstanding common stock of predecessor Digi Outdoor held by predecessor Digi Outdoor shareholders for shares of common stock of the Surviving Company. At the Closing, all outstanding shares of predecessor Digi Outdoor’s common stock were canceled and exchanged into 9,000,000 shares of the Surviving Company, and all outstanding shares of Placer Creek common stock were exchanged for 1,000,476 new shares of the Surviving Company’s common stock, par value of $0.001 per share. At the closing of the merger on August 18, 2014, the Surviving Company (now renamed Digi Outdoor Media, Inc.) had 10,000,476 shares of common stock issued and outstanding and no preferred stock.

As a result of the Merger Agreement, the officers and directors of predecessor Digi Outdoor became the officers and directors of the Company. The nature of the business is that of predecessor Digi Outdoor. All historical financial information is that of predecessor Digi Outdoor. Our fiscal year ends December 31. The merger is being treated as a reverse merger for accounting purposes. For earnings per share information, we have retroactively restated the outstanding shares for weighted average shares used in the basic and diluted per share calculations for all periods presented as a result of the merger. Therefore, basic and diluted weighted outstanding shares for earnings per share calculations is 10,000,000 shares.

2.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $1,297,152 and $390,213 for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively. Our net cash used in operating activities was $819,553 and $325,278 for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively.

The Company anticipates that it will record losses from operations for the foreseeable future. As of September 30, 2014, our accumulated deficit was $1,720,420.  The Company has limited capital resources, and operations to date have been funded with the proceeds from debt financings. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by our independent registered public accounting firm relating to our financial statements for the year ended December 31, 2013 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.

The Company anticipate that it will need to raise at least $11,900,000 in this next round of financing or joint ventures in order to fully implement our business plan, including building out our digital signage network, purchasing and installing the signs, marketing and sales, securing advertising customers and contracts, and hiring additional staff.  Continuation of the Company as a going concern is dependent upon obtaining additional working capital.

The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

3.  SIGNIFICANT ACCOUNTING POLICIES: ADOPTION OF ACCOUNTING STANDARDS

This summary of significant accounting policies is presented to assist the reader in understanding and evaluating the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

BASIS OF PRESENTATION - The accompanying financial statements include the accounts of the Company. The preparation of these financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”).

The accompanying unaudited interim period financial statements as of September 30, 2014 and 2013 of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and should be read in conjunction with the audited financial statements and notes thereto contained herein.  In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for future quarters or for the full year.

CASH AND CASH EQUIVALENTS - The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.

CONSTRUCTION IN PROGRESS - Leasehold improvements to the Company sign locations currently under construction are accounted for as construction in progress.  Construction in progress is recorded at acquisition cost, including land rights cost, development expenditure, professional fees and the interest expenses capitalized during the course of construction for the purpose of financing the project.  Upon completion and readiness for use of the leasehold improvements, the cost of construction-in-progress is to be transferred to property and equipment, at which time depreciation will commence.

LEASEHOLD IMPROVEMENTS - Equipment consists of leasehold improvements which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally five years.

LOAN FEES - Loan fees and commissions are capitalized as an asset in the accompanying balance sheet and represent costs incurred with respect to the issuance of debt instruments by the Company and are initially deferred and amortized to interest and amortization expense, respectively, over the term of any debt funding.

OTHER ASSETS - Other assets consist mainly of cash deposits on sites the Company expects to lease to install the Company’s digital signage.

IMPAIRMENT OF LONG-LIVED ASSETS -The Company’s long-lived assets are expected to consist of leasehold improvements and will be reviewed for impairment in accordance with the guidance of the FASB Topic ASC 360, Property, Plant, and Equipment,   and FASB ASC Topic 205, Presentation of Financial Statements.  The Company will test for impairment losses on long-lived assets used in operations whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.  Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset.  If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.  Impairment evaluations involve management’s estimates on asset useful lives and future cash flows.  Actual useful lives and cash flows could be different from those estimated by management which could have a material effect on our reporting results and financial positions.  Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. Through September 30, 2014, the Company had not experienced impairment losses on its long-lived assets.  However, there can be no assurances that demand for the Company’s products or services will materialize, which could result in an impairment of long-lived assets in the future.

CONVERTIBLE DEBT - In accordance with Accounting Standards Codification (“ASC”) Topic 470-20, Debt with Conversion and Other Options, conventional convertible debt is a financial instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash.  Conventional convertible debt with a non-detachable conversion feature that does not contain a cash settlement option, and is not accounted for as a derivative, is recorded as a debt instrument in its entirety. The Company has determined that the convertible notes payable meet the criteria for conventional convertible debt and are recorded as debt in their entirety.

ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS - The Company evaluates stock options, stock warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under the relevant sections of Accounting Standards Codification (“ASC”) Topic 815-40, Derivative Instruments and Hedging: Contracts in Entity’s Own Equity.  The result of this accounting treatment could be that the fair value of a financial instrument is classified as a derivative instrument and is marked-to-market at each balance sheet date and recorded as a liability.  In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income or other expense.  Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.  Financial instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815-40 are reclassified to a liability account at the fair value of the instrument on the reclassification date. The Company has determined that none of its issued and outstanding financial instruments meet the qualifications for derivative accounting.

DUE TO RELATED PARTIES - The Company received advances for working capital purposes or had expenditures paid on the Company’s behalf from shareholders companies with common control. The amounts received do not bear interest or have no maturity date. The Company received approximately $72,000, $10,000 and $26,000 in advances and repaid approximately $70,000, $10,000 and $0 of advances for the period ended September 30, 2014 and the years ended December 31, 2013 and 2012, respectively. The balance due to related parties was $30,076, $28,453 and $28,094 at September 30, 2014, December 31, 2013 and 2012, respectively.

FAIR INSTRUMENTS AND FAIR VALUE MEASUREMENTS - The Company applies the provisions of accounting guidance, FASB Topic ASC 825, Financial Instruments, that requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.  As of September 30, 2014, December 31, 2013 and 2012, the fair value of cash, accounts payable, accrued expenses, short-term and convertible notes payables approximated carrying value due to the short maturity of the instruments, quoted market prices or interest rates which fluctuate with market rates.

The Company defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Fair Value Measurements

Level 1 - inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 - inputs are inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – inputs are unobservable inputs for the asset or liability in which there is little, if any, market activity for the asset or liability at the measurement date.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs.  The Company had no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared.

REVENUE RECOGNITION - The Company expects to recognize revenue in accordance with Accounting Standards Codification (“ASC”) 605, Revenue Recognition, when persuasive evidence of an arrangement exists, the fee is fixed or determinable, delivery of the product has occurred or services have been rendered and  collectability is reasonably assured. Revenue is expected to include fees received from customers for advertising and marketing services provided by the Company and is recognized as earned when brand loyalists personally endorse and share the advertising campaigns with others in their digital social stream.

GENERAL AND ADMINISTATIVE EXPENSES - General and administrative expenses consisted of professional service fees, rent and utility expenses, meals, salary and benefit expenses, insurance costs, travel and entertainment expenses, and other general and administrative overhead costs. Expenses are recognized when incurred.

INCOME TAXES - The Company had been a single member LLC which is a disregarded entity for federal income tax purposes. It was a wholly owned subsidiary whose operations were consolidated with its parent Digi Holdings LLC which was to be taxed as a partnership under the provisions of subchapter K of the Internal Revenue Code for federal and state purposes. Under these provisions, neither the Company nor its parent is subject to US corporate income taxes on its taxable income. However, the Company was subject to various state and franchise taxes. In addition, the members are liable for individual federal and state income taxes on the Company and parent’s taxable income.

The Company’s single member LLC disregarded entity status terminated in August 2013 in connection with the conversion of the entity to a taxable subchapter C corporation. From the Company’s inception in 2009, it was not subject to federal and state income taxes since it was operating as a disregarded entity as a subsidiary of a parent which was also not subject to federal and state income taxes. As of August 20, 2013, the Company became subject to corporate federal and state income taxes.  The financial statements presented herein, are presented as the Company being subject to a single member LLC corporation taxes for the periods being presented prior to August 1, 2013. See Note I for unaudited pro-forma effect on historical financial information to show the impact if the Company had been subject to C-corporation taxes for the periods being presented.

Pursuant to the asset and liability method prescribed under Accounting Standards Codification (“ASC”) 740, Income Taxes, the Company uses the liability method of accounting for income taxes. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements. The resulting deferred tax assets or liabilities have been adjusted to reflect changes in tax laws as they occur. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

The Company expects to recognize the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a "more-likely-than-not" threshold, the amount to be recognized in the financial statements will be the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. As of September 30, 2014, the Company had no uncertain tax positions. The Company recognizes interest and penalties, if any, related to uncertain tax positions as general and administrative expenses. The Company currently has no federal or state tax examinations nor has it had any federal or state examinations since its inception. To date, the Company has not incurred any interest or tax penalties.

For federal tax purposes, the Company’s 2011 through 2013 tax years remain open for examination by the tax authorities under the normal three-year statute of limitations.

The Company follows the authoritative guidance prescribing comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that it has taken or expects to take on a tax return.  This guidance requires that a company recognize in its financial statements the impact of tax positions that meet a “more likely than not” threshold, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.

NET LOSS PER SHARE – Under the provisions of ASC 260, “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The common stock equivalents have not been included as they are anti-dilutive. As of September 30, 2014, there were warrants for the purchase of 50,300 common shares. In addition, common stock equivalents pertaining to the convertible debt were not included in the computation of diluted net loss per common share because the effect would have been anti-dilutive due to the net loss for the periods ended September 30, 2014 and 2013 and years ended December 31, 2013 and 2012.

DIVIDEND POLICY - The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities. We do not anticipate paying cash dividends on our capital stock.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our financial statements.

In May 2014, the FASB issued ASU 201409, which will update Codification topic: Revenue from Contracts with Customers. The principle of ASU 201409 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which entity expects to be entitled in exchange for those goods or services. The guidance in ASU 201409 is effective for public entities for annual reporting periods beginning after Dec. 15, 2016, including interim periods therein. Management is currently evaluating the impact ASU 201409 will have on our financial position, results of operations and cash flows.

In June, 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation (“ASU 2014-10”).  ASU 2014-10 eliminates the requirement to present inception-to-date information about income statement line items, cash flows, and equity transactions, and clarifies how entities should disclose the risks and uncertainties related to their activities. ASU 2014-10 also eliminates an exception provided by development stage entities in Consolidations (ASC Topic 810) for determining whether an entity is a variable interest entity on the basis of the amount of investment equity that is at risk.  The presentation and disclosure requirements in Topic 915 are no longer required for interim and annual reporting periods beginning after December 15, 2014, however, early adoption is permitted.  The Company early adopted the provisions of ASU 2014-10 for the periods presented here within.

In August 2014, the FASB issued Accounting Standards Update (“ASU”) No. 201415, Presentation of Financial Statements – Going Concern (Subtopic 20540) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance regarding management’s responsibility to assess whether substantial doubt exists regarding the ability to continue as a going concern and to provide related footnote disclosures. In connection with preparing financial statements for each annual and interim reporting period, management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). This ASU is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company does not expect that the adoption of this ASU to have a material effect on the Company’s financial position, operations, or cash flows.

4. CONSTRUCTION IN PROGRESS

As of September 30, 2014, December 31, 2013 and 2012, the Company has incurred and capitalized under construction in progress $2,501,438, $641,381 and $0 of construction costs.  The Company had no capitalized interest since it is anticipated that all private placement memorandum financing will be converted to equity shares in 2014 and 2015. The estimated additional cost to be incurred in 2014 is approximately $800,000 and the total cost of the project is expected to total approximately $10,000,000.  Upon completion of the construction in progress in each location, the Company expects to transfer the construction in progress to equipment and begin to depreciate the transfers over the useful life. As of September 30, 2014, December 31, 2013 and 2012, there was no completed construction in progress.

5.  LOAN FEES

Loan fees consist of borrowing fees paid to third parties. The Company capitalizes loan fees when incurred, which totaled approximately $310,000 and $80,000 for the period ended September 30, 2014 and year ended December 31, 2013, respectively. The loan fees are amortized over the term of the loans. Amortization expense relating to loan fees was approximately $148,000, $2,000, $35,000 and $0 for the periods ended September 30, 2014 and 2013, and years ended December 31, 2013 and 2012, respectively.  The unamortized balance of loan fees was $127,082, $44,574 and $0 at September 30, 2014 and December 31, 2013 and 2012, respectively.

Approximate amortization expense in the future is estimated to be $117,000 and $10,000 in the years ending December 31, 2014 and 2015, respectively.

6. ACCOUNTS PAYABLE

Accounts payable were $317,732, $14,886 and $3,961 as of September 30, 2014 and December 31, 2013 and 2012, respectively. Such liabilities consisted of amounts due to vendors for construction in progress, external audit, legal and other expenses incurred by the Company.

7. SHORT TERM NOTE PAYABLE

Related Party

During the period ended September 30, 2014 and year ended December 31, 2013, the Company borrowed $675,000 and $1,000,000 in various tranches ranging from $50,000 to $250,000 from a related party. The borrowings accrued interest at 10% per annum with principal and interest originally due by December 31, 2014. Total commission paid on these borrowings for the period ended September 30, 2014 and year ended December 31, 2013 was approximately $51,000 and $75,000, respectively and is accounted for as amortizable loan fees.

Pursuant to the above notes, the Company had signed a security pledge agreement granting the note holder a secured interest of 76% interest of the company’s outstanding stock/members interest.  The pledge agreement had various stipulations which limit certain actions the Company may enter into without the prior written consent of the note holder. In addition, the Company had pledged to the holder $1,000,000 from the net sales proceeds of a sale of the business, as defined in the agreement. The secured interests will be released if the Company either: 1) pays the notes in full; 2) if the note holder converts to common stock or preferred stock; or 3) if the Company becomes a publically traded company and has raised in aggregate a minimum of $5,000,000. In addition, the shareholders had guaranteed the note amounts. On August 18, 2014, the Company merged with this related party which will be accounted for as a reverse merger. As a result, the related party notes payable and accrued interest thereunder were retired as part of the reverse merger.

The outstanding balance on the above related party notes payable was $0 and $1,000,000 at September 30, 2014 and December 31, 2013, respectively.

Total accrued interest on these borrowings was $0 and $19,000 at September 30, 2014 and December 31, 2013, respectively, and is recorded under accrued expenses and other current liabilities in the accompanying balance sheet.

Interest expense incurred on these borrowings was approximately $95,000 and $19,000 for the period ended September 30, 2014 and year ended December 31, 2013.

Third Party

During the period ended September 30, 2014, the Company borrowed $517,500 from various third party note holders. The notes, entered into on various dates between April 24, 2014 and July 1, 2014, at amounts ranging from $8,333 to $250,000, accrue interest at 5% per annum, with all accrued interest and unpaid principal due on December 31, 2014. In the event of a default, as defined in the note agreements, the notes would accrue interest at 12% until such default is cured. At September 30, 2014, the outstanding balance on these notes payable was $517,500. Accrued interest totaled approximately $10,000 on these notes and is recorded under accrued expenses and other current liabilities in the accompanying balance sheet. Total commission paid on these borrowings for the period ended September 30, 2014 was approximately $19,000 and is accounted for as amortizable loan fees.

Pursuant to the merger with the related party dated August 18, 2014, the Company assumed various third party notes payable totaling $1,823,000. The notes were entered into on various dates in between March 26, 2013 and March 26, 2014, at amounts ranging from $3,000 to $100,000, accrue interest at 5% per annum. Interest on these notes are paid quarterly, with all accrued interest and unpaid principal due on December 31, 2014.  In the event of a default, as defined in the note agreements, the notes will accrue interest at 12% until such default is cured. At September 30, 2014, the outstanding balance on these notes payable was $1,823,000. Subsequent to the above, accrued interest totaled approximately $11,000 on these notes and is recorded under accrued expenses and other current liabilities in the accompanying balance sheet.

8.  CONVERTIBLE NOTE PAYABLE

Note Purchase Agreement and Subordinated Convertible Promissory Notes

Convertible notes payable were $1,658,000, $50,000 and $0 as of September 30, 2014 and December 31, 2013 and 2012, respectively.

The Company sold unsecured Subordinated Convertible Promissory Notes in the aggregate principal amount of $4,500,000 between March 26, 2013 and November 14, 2014 (the “Notes”).  The Notes accrue simple interest on the unpaid principal balance at the rate of 25% per annum.  Most unpaid principal, together with all accrued and unpaid interest on the Notes, will be due and payable in full two years from the dates of issuance unless the Notes are earlier converted into the Company’s equity securities. As of February 13, 2015, Notes in the aggregate principal amount of $4,173,500 had been converted into 8,347,000 shares of our common stock, leaving Notes in the aggregate principal amount of $326,500 outstanding.

In lieu of fixed monthly principal or interest payments on the Notes, commencing with the 13th month following the date of issuance of the Notes and unless and until the principal on an outstanding Note is converted into our common stock for the remaining $326,500 of outstanding Notes, the Company is required  to pay the remaining Note holders  of unconverted Notes, on a pro rata basis, an aggregate amount equal to 50% of our Net Revenues each month until the principal and interest of the unconverted Notes is repaid in full. Net Revenues means the net cash flow from operations available for distribution after payment of all senior debt service payments, lease payments, operating costs, and reserves. To date, the Company has had no Net Revenues, as defined.

The Notes are unsecured obligations and are subordinated in right of payment to the prior payment in full of any current and future senior indebtedness of the Company.  Senior indebtedness includes our debt to banks, commercial finance lenders, leasing or equipment financing institutions, or other lending institutions regularly engaged in the business of lending money (but excluding venture capital and investment banking institutions). There is no provision for automatic conversion of the Notes; the Notes are convertible into our common stock at the option of the Note holder at any time.

If a Note holder elects to convert his/her Note, the conversion amount of the Note is equal to 150% of the original principal amount of the Note less the aggregate amount of any payments of interest and Net Revenues received by the Note holder, and the conversion price is equal to the greater of: (i) $0.75 per share, or (ii) 75% of the per share offering price set in the Company’s most recent equity financing, if any.

Total accrued interest on these borrowings was approximately $34,000 and $2,000 at September 30, 2014 and December 31, 2013, respectively, and is recorded under accrued expenses and other current liabilities in the accompanying balance sheet.

Interest expense incurred on these borrowings was approximately $32,000 and $2,000 for the period ended September 30, 2014 and year ended December 31, 2013.

To properly account for the convertible debt, the Company performed a detailed analysis to obtain a thorough understanding of the transaction. The Company reviewed ASC Topic 815, to identify whether any equity-linked features in the convertible debt are freestanding or embedded. The Company determined that there were no free standing features. The convertible notes payable were then analyzed in accordance with Topic 815 to determine if the embedded conversion feature should be bifurcated and accounted for at fair value and re-measured at fair value in income. The Company determined that the embedded conversion features did not meet the requirements for bifurcation pursuant to Topic 815 and therefore accounted for the convertible notes payable as conventional debt. The Company then reviewed ASC Topic 470-20, and determined that the convertible notes payable met the criteria of a conventional convertible note and that none of the convertible notes payable had a beneficial conversion feature as the conversion price was greater than the estimated fair market value of the Company’s common stock price per share.  As a result, pursuant to ASC Topic 470-20, the Company recorded the Conventional Convertible notes as a debt instrument in its entirety.

9.  CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Merger

The predecessor of Digi Outdoor began as a single member LLC in November 2009. In 2011, it dissolved and re-formed as a wholly owned subsidiary of Digi Outdoor, LLC, which is wholly owned subsidiary of Digi Holdings, LLC. In August 2013, the single member interest was exchanged for 10,000,000 common shares of Digi Outdoor Media, Inc., a Nevada corporation (predecessor Digi Outdoor), in a tax free share-exchange and reorganization. The current Digi Outdoor corporate entity was formed as a Nevada corporation on January 14, 2014, and is the surviving entity of a merger that was effective on August 18, 2014.

On August 18, 2014, predecessor Digi Outdoor consummated a merger agreement (the Merger Agreement) with Placer Creek Mining Company, an Idaho corporation (Placer Creek) and Placer Creek of Nevada, Inc., a Nevada corporation (PC Sub or Surviving Company), a wholly owned subsidiary of Placer Creek formed for the purposes of consummating the Merger Agreement. Pursuant to the terms of the Merger Agreement, predecessor Digi Outdoor, Placer Creek and PC Sub executed and filed Articles of Merger pursuant to the Nevada Revised Statutes, and a Statement of Merger pursuant to the Idaho Code to consummate the Merger.  The company resulting from the Merger was PC Sub, which changed its name to retain that of  predecessor Digi Outdoor, Digi Outdoor Media, Inc., as well as the  business of predecessor Digi Outdoor, and the existence of both of the predecessor companies (predecessor Digi Outdoor and Placer Creek) ceased. Under the Merger Agreement, Placer Creek divested all of its assets to Placer Creek Asset Management (PCAM), a wholly owned subsidiary of Placer Creek, and PCAM distributed all of its shares to the existing shareholders of Placer Creek, immediately prior to and as part of the Merger Agreement. In addition, as part of the Merger Agreement and as consideration for various loans between Placer Creek and predecessor Digi Outdoor, Placer Creek shareholders received shares of the Surviving Company.

Pursuant to the Merger Agreement, the predecessor Digi Outdoor agreed to exchange the outstanding common stock of predecessor Digi Outdoor held by predecessor Digi Outdoor shareholders for shares of common stock of the Surviving Company. At the Closing, all outstanding shares of predecessor Digi Outdoor’s common stock were canceled and exchanged into 9,000,000 shares of the Surviving Company, and all outstanding shares of Placer Creek common stock were exchanged for 1,000,476 new shares of the Surviving Company’s common stock, par value of $0.001 per share. At the closing of the merger on August 18, 2014, the Surviving Company (now renamed Digi Outdoor Media, Inc.) had 10,000,476 shares of common stock issued and outstanding and no preferred stock.

As a result of the Merger Agreement, the officers and directors of predecessor Digi Outdoor became the officers and directors of the Company. The nature of the business is that of predecessor Digi Outdoor. All historical financial information is that of predecessor Digi Outdoor. Our fiscal year ends December 31. The merger is being treated as a reverse merger for accounting purposes. For earnings per share information, we have retroactively restated the outstanding shares for weighted average shares used in the basic and diluted per share calculations for all periods presented as a result of the merger. Therefore, basic and diluted weighted outstanding shares for earnings per share calculations is 10,000,000 shares.

Short Term Debt and Merger Transaction

The predecessor of the Company borrowed a total of $1,675,000 from Placer Creek Mining Company, of which a current director of the Company was a director and a beneficial owner of its majority shareholder, Silver Verde May Mining Company. Placer Creek in turn borrowed $1,823,000 from certain of its shareholders. As a result of the merger transaction consummated on August 18, 2014 that resulted in Digi Outdoor being the surviving company of the reverse merger, the shareholders of Placer Creek were issued a total of 1,000,476 shares of Digi Outdoor, and Placer Creek’s creditors became creditors of Digi Outdoor. Subsequent to September 30, 2014, all of these creditors converted their $1,823,000 of outstanding debt into the $4.5 million Subordinated Convertible Promissory Note offering by the Company.

Affiliated Entities

Donald E. MacCord, Shannon D. Doyle and Dale L. Rasmussen own interests, directly or indirectly, in Digi RxR LLC, Digi Urban Northwest LLC, Digi Outdoor LLC and Digi Holding LLC. Digi Urban Northwest LLC owes Rapture Holdings LLC the principal amount of $1,250,000, plus accrued interest, under Amended Promissory Notes due May 15, 2015. Digi Holdings LLC and Donald E. MacCord have guaranteed these Notes. There are no transactions or financing between Digi Outdoor Media, Inc. and these affiliated entities.

10.  EQUITY

Authorized Capital Stock

The Company has authorized 50,000,000 shares of capital stock, of which 45,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares of non-voting preferred stock, par value $0.001 per share. There are no preferred shares issued and the terms have not been determined.

Under the terms of our articles of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. There are no shares of preferred stock presently outstanding and we have no present plans to issue any shares of preferred stock.

Equity Transactions

Set forth below is information regarding shares of common stock and convertible promissory notes issued, options and warrants granted, by us within the past three years that were not registered under the Securities Act of 1933, as amended, or the Securities Act. Also included is the consideration, if any, received by us for such shares, notes, options and warrants and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

The Company sold unsecured Subordinated Convertible Promissory Notes in the aggregate principal amount of $4,500,000 between March 26, 2013 and November 14, 2014 (the “Notes”).  The Notes accrue simple interest on the unpaid principal balance at the rate of 25% per annum.  Most unpaid principal, together with all accrued and unpaid interest on the Notes, will be due and payable in full two years from the dates of issuance unless the Notes are earlier converted into the Company’s equity securities. As of September 30, 2014 and December 31, 2013, Notes in the aggregate principal amount of $1,658,000 and $50,000, respectively, had been issued. As of February 13, 2015, Notes in the aggregate principal amount of $4,173,500 had been converted into 8,347,000 shares of our common stock, leaving Notes in the aggregate principal amount of $326,500 outstanding. The purchasers of the Notes were all accredited investors and predecessor Digi Outdoor and the Company filed Form Ds with respect to the offering of the Notes.

All of the foregoing sales or issuances of Company securities were conducted under the exemption from registration as provided under Section 4(2) of the Securities Act of 1933. All of the shares issued were issued in transactions not involving a public offering, are considered to be restricted stock as defined in Rule 144 promulgated under the Securities Act of 1933 and stock certificates issued with respect thereto bear legends to that effect.

Warrant to Purchase Common Stock

The following warrant issuance occurred during the nine months ended September 30, 2014:

On August 9, 2014, the Company issued a warrant for 50,300 common shares to Spencer Edwards, Inc. pursuant to an Investment Banking Agreement dated August 20, 2013. The warrants have a five-year term with an exercise price of $0.70 per share. The warrants vest immediately and are exercisable in whole, or in part, at any time and from time to time on or after the issue date and on or before the termination date. The warrant does not have registration rights. The Company valued the warrants at the time of issuance using the Black-Scholes option pricing model using the following assumptions: (i) dividend yield of 0%; (ii) expected volatility of 150%; (iii) risk free rate of 0.78%; (iv) an expected term of five years; and (v) fair value of $0.050 per share. During the nine months ended September 30, 2014, the Company capitalized in loan fees and amortized $24,647 during the nine months ended September 30, 2014 related to this warrant.

A summary of the warrants issued as of September 30, 2014 were as follows:

	September 30, 2014
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of period	-	$-
Issued	50,300	0.700
Exercised	-	-
Forfeited	-	-
Expired	-	-
Outstanding at end of period	50,300	$0.700
Exerciseable at end of period	50,300

A summary of the status of the warrants outstanding as of September 30, 2014 is presented below:

September 30, 2014
	Weighted	Weighted		Weighted
	Average	Average		Average
Number of	Remaining	Exercise	Shares	Exercise
Warrants	Life	Price	Exerciseable	Price
50,300	4.88	$0.700	50,300	$0.700

There were vested warrants of 50,300 shares as of September 30, 2014 with an aggregate intrinsic value of $0.

11.  COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

LEGAL PROCEEDINGS

There are no pending legal proceedings against the Company that are expected to have a material adverse effect on its cash flows, financial condition or results of operations.

CONSULTING AND EMPLOYMENT AGREEMENTS

Starting August 2013, the Board of Directors approved short term monthly consulting agreements with its Chief Executive Officer, Chief Financial Officer and Chairman of the Board and they were paid $15,000, $10,000 and $10,000 per month, respectively. For the periods ending September 30, 2014 and 2013, and year ending December 31, 2013, consulting expense was $315,000, $45,000 and $195,000, respectively.

On January 31, 2015, the Company entered into Employment Agreements with its Chief Executive Officer, Chief Financial Officer and Chairman of the Board. See subsequent events for additional details.

INVESTMENT BANKING AGREEMENT

Spencer Edwards, Inc. provided services to the Company pursuant to an Investment Banking Agreement dated August 20, 2013. The Agreement expired August 19, 2014. The Company agreed to pay a cash fee equal to 10% of the gross proceeds raised and received by the Company in a financing transaction and expense reimbursements. Spencer Edwards raised $503,000 in capital. During the period ended September 30, 2014 and year ended December 31, 2013, $42,500 and $5,000 pursuant to this agreement which is included in loan amortized fees. Of these amounts, approximately $10,000 and $0 has been amortized to interest expense as of September 30, 2014, and December 31, 2013, respectively.

PROPERTIES AND OPERATING LEASES

The Company has entered into approximately fourteen long term sign space lease commitments covering 76 (outdoor and indoor) sign sites with third party land owners ranging from 10 to 25 years, and are in negotiations for multiple additional locations. These leases are substantially identical in their terms, and were made in the ordinary course of developing our business. No single lease is expected to be material to our business as a whole.

Payments due under the leases begin upon completion of construction, installation, and turn on of the signs. This is expected in the third quarter of 2015, assuming we are able to obtain the financing we need to complete construction and installation. The rents due under the leases range from 35% to 50% of net monthly revenues of each sign, payable monthly when collected and after we recover the cost of the construction in progress. To date, the Company has not yet commenced operations, therefore no revenue has been earned or generated. As a result, no amounts are due or accrued related to these agreements.

The Company had a lease for office space that expired on May 31, 2014 at a monthly lease amount of $3,550 per month. In June 2014 the Company entered into a new lease for office space that expires on May 31, 2015 at a monthly lease amount of $2,975 per month. For the periods ending September 30, 2014 and 2013, and the years ending December 31, 2013 and 2012, rent expense was approximately $30,000, $0, $5,000 and $0, respectively.

The Company leases automobiles and copier equipment on month to month basis, with lease payments totaling in aggregate approximately $2,400 per month. For the periods ending September 30, 2014 and 2013 and years ended December 31, 2013 and 2012, lease expense was approximately $22,000, $1,000, $8,000 and $0, respectively.

12.  INCOME TAXES

For the year ended December 31, 2012, and for the period January 1, 2013 to August 20, 2013, the Company was a single member LLC, and was taxed as a disregarded entity and therefore did not have a material federal or state tax liability.

In August 2013, the Company converted to a subchapter C corporation. The financial statements, herein, have been presented as a single member LLC disregarded entity for the periods preceding. The Company’s net loss before income taxes totaled approximately $390,000 and $24,000 for the years ended December 31, 2013 and 2012, respectively. Below is presented to show the pro-forma tax effect on the company and the historical financial information presented herein. The pro-forma information is not indicative of what is to be expected on future operations of the Company on a pro-forma basis. The Company’s unaudited pro-forma deferred tax assets and liabilities would consist of the following:

	December 31,
	2013	2012
Current Assets and Liabilities:
Accrued Expenses	$8,000	$-
Net operating loss	148,000	12,000
Total	156,000	12,000
Valuation Allowance	(156,000)	(12,000)
Unaudited Pro-Forma Total Deferred Tax Asset, Net	-	-
Variance	-	-
As reported	$-	$-

The unaudited pro-forma provisions for income taxes for the years ending December 31 consist of the following:

December 31,
	2013	2012
Deferred tax (benefit) expense	$-	$-
Current provision	-	-
Unaudited Pro-Forma Total Provision for Income Taxes
Variance	-	-
As reported	$-	$-

The items accounting for the difference between unaudited pro-forma income taxes computed at the federal statutory rate and the unaudited pro-forma provision for income taxes are as follows:

	2013		2012
		Impact on		Impact on
	Amount	Rate	Amount	Rate
Income tax (benefit) expense	$(144,000)	35.00%	$(12,000)	35.00%
State tax, net of Federal effect	-	-	-	-
Permanent differences	-	-	-	-
Valuation allowance	144,000	35.00%	12,000	35.00%
Total Pro-Forma Provision	$-	-%	$-	-%

As noted above, the Company converted from a disregarded entity for tax purposes to a C corporation for tax purposes as of August 20, 2013. For the period ended August 20, 2013 and for the year ended December 31, 2012, the taxable loss of the Company was allocated to the parent of the Company at such time. Therefore, no provision or liability has been included in the financial statements for this relevant period when the Company was in existence as a disregarded entity. At that date, the Company would have has a deferred tax asset in the amount of approximately $144,000 had they been taxed as a C Corporation with a valuation of 100% being allocated to such deferred tax asset. Tax information below is based on the Corporation tax status as a C Corporation from August 20, 2013 to the year ended December 31, 2013.

Income tax provision for the period ended December 31, 2013 consists of the following:

Current tax expense	$(144,000)
Effect of change in tax status	-
Change in deferred tax asset	144,000

Total Income tax	$-

The reconciliation of the results of applying the Company’s effective statutory federal income tax rate of 35% for the year ended December 31, 2013 to the company’s income tax and the Company’s provision for income tax is as follows:

Federal income taxes	35%
State income tax	-
Effect of change in income tax status	-
Change in deferred tax asset	(35%)
Total income tax	-

The Components of deferred tax assets as of December 31, 2013 is as follows:

Net operating loss carry forward	$136,000
Accrued expenses – temporary differences	8,000
Total deferred tax asset	144,000
Valuation allowance	(144,000)
Net deferred asset	$-

13. SUBSEQUENT EVENTS

The Company evaluates subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements are available.

Subsequent to September 30, 2014, the following material transactions occurred:

Note Purchase Agreement and Subordinated Convertible Promissory Notes

The Company sold unsecured Subordinated Convertible Promissory Notes in the aggregate principal amount of $4,500,000 between March 26, 2013 and November 14, 2014 (the “Notes”).  The Notes accrue simple interest on the unpaid principal balance at the rate of 25% per annum.  Most unpaid principal, together with all accrued and unpaid interest on the Notes, will be due and payable in full two years from the dates of issuance unless the Notes are earlier converted into the Company’s equity securities. As of September 30, 2014 and December 31, 2013, Notes in the aggregate principal amount of $1,658,000 and $50,000, respectively, had been issued. As of February 13, 2015, Notes in the aggregate principal amount of $4,173,500 had been converted into 8,347,000 shares of our common stock, leaving Notes in the aggregate principal amount of $326,500 outstanding.

In lieu of fixed monthly principal or interest payments on the Notes, commencing with the 13th month following the date of issuance of the Notes and unless and until the principal on an outstanding Note is converted into our common stock for the remaining $326,500 of outstanding Notes, the Company is required  to pay the remaining Note holders of unconverted Notes, on a pro rata basis, an aggregate amount equal to 50% of our Net Revenues each month until the principal and interest of the unconverted Notes is repaid in full. Net Revenues means the net cash flow from operations available for distribution after payment of all senior debt service payments, lease payments, operating costs, and reserves. To date, the Company has had no Net Revenues, as defined.

The Notes are unsecured obligations and are subordinated in right of payment to the prior payment in full of any current and future senior indebtedness of the Company.  Senior indebtedness includes our debt to banks, commercial finance lenders, leasing or equipment financing institutions, or other lending institutions regularly engaged in the business of lending money (but excluding venture capital and investment banking institutions). There is no provision for automatic conversion of the Notes; the Notes are convertible into our common stock at the option of the Note holder at any time.

If a Note holder elects to convert his/her Note, the conversion amount of the Note is equal to 150% of the original principal amount of the Note less the aggregate amount of any payments of interest and Net Revenues received by the Note holder, and the conversion price is equal to the greater of: (i) $0.75 per share, or (ii) 75% of the per share offering price set in the Company’s most recent equity financing, if any.

Bridge Loan Agreements with Rapture Holdings LLC

On December 1, 2014, the Company entered into a Bridge Loan, Pledge and Security and Promissory Note Agreements with Rapture Holdings LLC, a Washington limited liability company affiliated with Cooper DuBois, whereby the Company borrowed $600,000. On December 2, 2014, the Company borrowed an additional $300,000 from Rapture Holdings. The Company issued 200,000 shares of common stock to Rapture Holdings for entering into the Bridge Loan Agreement. The proceeds were used for working capital.

The Notes issued under these loans from Rapture Holdings provide for interest at 12% and are due six months from the date of each Note.  The due date can be extended for an additional ninety days in exchange for issuing an additional 100,000 shares of common stock.

Three executives or directors of the Company provided a guarantee and security interest in a total of 1,800,000 shares of the Company’s common stock to secure payment of the Notes and interest. In addition, Donald MacCord personally guaranteed the Bridge Loan Agreement and related Notes.

Amended and Restated Bylaws

On January 21, 2015, the Board of Directors implemented Amended and Restated Bylaws for Digi Outdoor Media, Inc.

Employment and Consulting Agreements

On January 31, 2015, the Company signed a one year Employment Agreement with Donald E. MacCord. Under the terms of the MacCord Agreement, Mr. MacCord is employed as President and Chief Executive Officer at a salary of $180,000 per year. The MacCord Agreement may be renewed or extended for additional one year periods by the mutual agreement of both parties. Mr. MacCord is eligible for employee benefit programs, including two weeks of vacation per year and medical benefits. Mr. MacCord may resign with thirty days’ notice.

On January 31, 2015, the Company signed a one year Employment Agreement with Dale L. Rasmussen. Under the terms of the Rasmussen Agreement, Mr. Rasmussen is employed as Chairman at a salary of $120,000 per year. The Rasmussen Agreement may be renewed or extended for additional one year periods by the mutual agreement of both parties. Mr. Rasmussen is eligible for employee benefit programs, including two weeks of vacation per year and medical benefits. Mr. Rasmussen may resign with thirty days’ notice.

On January 31, 2015, the Company signed a one year Employment Agreement with Shannon D. Doyle. Under the terms of the Doyle Agreement, Mr. Doyle is employed as Chief Financial Officer at a salary of $120,000 per year. The Doyle Agreement may be renewed or extended for additional one year periods by the mutual agreement of both parties. Mr. Doyle is eligible for employee benefit programs, including 2 weeks of vacation per year and medical benefits. Mr. Doyle may resign with thirty days’ notice.

Additional Bridge Financing with Other Investors

On February 3, 2015, we began offering additional Promissory Notes to accredited investors as part of an additional bridge financing, under which we expect to borrow up to $1,000,000. We expect to issue up to 222,220 shares of common stock to the accredited investors for entering into these bridge financing notes. The bridge financing notes are not collateralized. This offering is expected to continue until March 31, 2015.

These bridge financing notes provide for interest at 12% and are due six months from the date of each Note.  The due date can be extended an additional six months by paying 1% of the unpaid principal amount of each bridge financing note as an extension fee.

As of the date hereof, the Company has borrowed zero dollars under this bridge financing.

Stock Incentive Plan

On February 11, 2015, the Board of Directors authorized a Stock Incentive Plan whereby a maximum of 3,500,000 shares of the Company’s common stock could be granted in the form of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses payable by us in connection with the issuance and distribution of the securities being registered other than underwriting discounts and commissions, if any are set forth below. Each item listed is estimated as follows:

Securities and Exchange Commission registration fee	$580
Accounting fees and expenses	5,000
Legal fees and expenses	75,000
Registrar and transfer agent fees and expenses	2,000
Miscellaneous	37,420

Total expenses	$120,000

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Revised Statutes, or NRS, Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our articles of incorporation include an indemnification provision under which we have the power to indemnify our directors, officers, employees and other agents of the company to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director or officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is information regarding shares of common stock and convertible promissory notes issued, options and warrants granted, by us within the past three years that were not registered under the Securities Act of 1933, as amended, or the Securities Act. Also included is the consideration, if any, received by us for such shares, notes, options and warrants and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

On December 1, 2014, we entered into a Bridge Loan, Pledge and Security and Promissory Note Agreements with Rapture Holdings LLC, a Washington LLC affiliated with Cooper DuBois, whereby we borrowed $600,000. On December 2, 2014, we borrowed an additional $300,000. We issued 200,000 shares of common stock to Rapture for entering into the Bridge Loan Agreement.

The Company and predecessor Digi Outdoor sold unsecured Subordinated Convertible Promissory Notes in the aggregate principal amount of $4,500,000 between March 26, 2013 and November 14, 2014 (the Notes).  The Notes accrue simple interest on the unpaid principal balance at the rate of 25% per annum.  All unpaid principal, together with all accrued and unpaid interest on the Notes, will be due and payable in full two years from the dates of issuance unless the Notes are earlier converted into our equity securities. As of February 13, 2015, Notes in the aggregate principal amount of $4,173,500 had been converted into 8,347,000 shares of our common stock, leaving Notes in the aggregate principal amount of $326,500 outstanding. The purchasers of the Notes were all accredited investors and predecessor Digi Outdoor and the Company filed Form Ds with respect to the offering of the Notes.

Spencer Edwards, Inc. provided services to us pursuant to an Investment Banking Agreement dated August 20, 2013. They raised $503,000 in capital and were issued a warrant on August 9, 2014 to purchase an aggregate of 50,300 shares of common stock at an exercise price of $0.70 per share. The warrant expires August 8, 2019 and has a cashless exercise feature.

All of the foregoing sales or issuances of Company securities were conducted under the exemption from registration as provided under Section 4(2) of the Securities Act of 1933. All of the shares issued were issued in transactions not involving a public offering, are considered to be restricted stock as defined in Rule 144 promulgated under the Securities Act of 1933 and stock certificates issued with respect thereto bear legends to that effect.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The exhibits to the Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

ITEM 17.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)         If the registrant is relying on Rule 430B:

 (A)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)        If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Snoqualmie, State of Washington, on February 13, 2015.

DIGI OUTDOOR MEDIA, INC.

By:	/s/ Donald E. MacCord
Donald E. MacCord
Chief Executive Officer and Director

Each person whose signature appears below hereby constitutes and appoints Donald MacCord or Shannon Doyle, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462 (b) of the Securities Act of 1933, as amended, which relates to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney has been signed on this __th day of February, 2015 by the persons and in the capacities indicated below.

Signature	Title	Date

/s/ Donald E. MacCord	Chief Executive Officer and Director	February 13, 2015.
Donald E. MacCord	(Principal Executive Officer)

/s/ Shannon D. Doyle	Chief Financial Officer, Director, and Secretary	February 13, 2015.
Shannon D. Doyle	(Principal Financial/Accounting Officer)

/s/ Michael Lavigne	Director	February 13, 2015.
Michael Lavigne

/s/ Dale L. Rasmussen	Director	February 13, 2015.
Dale L. Rasmussen

Exhibit Index

Exhibit No.	Description
3.1	Articles of Incorporation of Placer Creek of Nevada, Inc. dated January 14, 2014. Filed herewith.

3.2	Articles of Merger approved by the Nevada Secretary of State on August 15, 2014. Filed herewith.

3.3	Amended and Restated Bylaws of Digi Outdoor Media, Inc. dated January 21, 2015. Filed herewith

3.4	Form of Stock Certificate. Filed herewith.

4.1	Stock Incentive Plan of Digi Outdoor Media, Inc. dated February 11, 2015. Filed herewith.

5.1 *	Opinion of Fifth Avenue Law Group PLLC.

10.1	Consolidated Merger Agreement by and between Placer Creek Mining Company, Placer Creek of Nevada, Inc., Digi Outdoor Media Inc., Silver Verde Mining Company and Donald MacCord. Filed herewith.

10.2	Form of Digital Sign Lease Agreement. Filed herewith.

10.3	Investment Banking Agreement by and between Digi Outdoor Media, Inc. and Spencer Edwards Inc. dated August 20, 2013. Filed herewith.

10.4	Warrant to Purchase Shares of Common Stock by and between Digi Outdoor Media, Inc. and Spencer Edwards Inc. dated August 9, 2014. Filed herewith.

10.5	Form of Subordinated Convertible Promissory Note. Filed herewith.

10.6	Form of Note Purchase Agreement. Filed herewith.

10.7	Bridge Loan Agreement dated December 1, 2014 by and between Digi Outdoor Media, Inc. and Rapture Holdings LLC. Filed herewith.

10.8	Pledge and Security Agreement dated December 1, 2014 by and between Digi Outdoor Media, Inc., Donald E. MacCord Jr., Shannon D. Doyle, Dale Rasmussen and Rapture Holdings LLC. Filed herewith.

10.9	Guaranty dated December 1, 2014 by and between Donald E. MacCord Jr. and Rapture Holdings LLC. Filed herewith.

10.10	Promissory Note dated December 1, 2014 for $600,000 by and between Digi Outdoor Media, Inc. and Rapture Holdings LLC. Filed herewith.

10.11	Promissory Note dated December 2, 2014 for $300,000 by and between Digi Outdoor Media, Inc. and Rapture Holdings LLC. Filed herewith.

10.12	Form of Indemnification Agreement dated December 31, 2014. Filed herewith.

10.13	Employment Agreement dated January 31, 2015 by and between Digi Outdoor Media, Inc. and Donald E. MacCord Jr. Filed herewith.

10.14	Employment Agreement dated January 31, 2015 by and between Digi Outdoor Media, Inc. and Shannon D. Doyle. Filed herewith.

10.15	Employment Agreement dated January 31, 2015 by and between Digi Outdoor Media, Inc. and Dale Rasmussen. Filed herewith.

10.16	Form of Note Purchase Agreement. Filed herewith.

10.17	Form of Promissory Note. Filed herewith.

14.1	Code of Conduct and Ethics dated February 11, 2015. Filed herewith.

23.1	Consent of Hartley Moore Accountancy Corporation, independent registered public accounting firm. Filed herewith.

99.1	Audit Committee Charter dated February 11, 2015. Filed herewith.

99.2	Compensation Committee Charter dated February 11, 2015. Filed herewith.

99.3	Nominations and Governance Committee Charter dated February 11, 2015. Filed herewith.

____________________

*To be filed by amendment

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